UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Platform Specialty Products Corporation
(Name of Registrant as Specified In Its Charter)

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1450 Centrepark Boulevard, Suite 210 West Palm Beach, Florida 33401

Dear Stockholders:
I am pleased to invite you to join us for the Platform Specialty Products Corporation 2016 annual meeting of stockholders (the “2016 Annual Meeting”) to be held on June 2, 2016, at 11:00 a.m. (Eastern Time) at the Hotel Pullman Miami Airport, located at 5800 Blue Lagoon Drive, Miami, Florida 33126. Details about the 2016 Annual Meeting, nominees for election to the Board of Directors and other matters to be acted on at the 2016 Annual Meeting are presented in the Notice of Annual Meeting of Stockholders and the proxy statement (the "Proxy Statement") that follow.
It is important that your shares be represented at the 2016 Annual Meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Important Notice Regarding the Availability of Proxy Materials (the "Notice of Internet Availability") which you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card (the "Proxy Card"), or by internet or telephone voting as described in the Proxy Statement. Alternatively, you are, of course, welcome to join us in Miami on June 2nd and cast your vote at the meeting in person.
Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting to be held on June 2, 2016: this Proxy Statement, our annual report to stockholders for the fiscal year ended December 31, 2015 (the “2015 Annual Report”) and the accompanying Proxy Card are available electronically at www.proxyvote.com.

Sincerely,
/s/ Rakesh Sachdev
Rakesh Sachdev
Chief Executive Officer

April 15, 2016

1450 Centrepark Boulevard, Suite 210 West Palm Beach, Florida 33401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	June 2, 2016 at 11:00 a.m. (Eastern Time)

Place:	Hotel Pullman Miami Airport, 5800 Blue Lagoon Drive, Miami, Florida 33126

Items of Business:	1.	Election of seven (7) directors specifically named in the Proxy Statement, each for a term of one year or until his successor is duly elected and qualified.
	2.	Approval, on an advisory basis, of the compensation paid by Platform Specialty Products Corporation to its named executive officers ("say-on-pay" vote).
	3.	Approval, on an advisory basis, of the frequency of the say-on-pay vote in the future.
	4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Platform Specialty Products Corporation for 2016.
	5.	Transaction of any other business as may properly come before the 2016 Annual Meeting, or any adjournments or postponements thereof.

Record Date:
You are entitled to vote at the 2016 Annual Meeting, or any adjournments or postponements thereof, if you were a stockholder of record of Platform Specialty Products Corporation at the close of business on April 6, 2016.

Website:	You may read this Proxy Statement and our 2015 Annual Report on our website at www.platformspecialtyproducts.com.

Date of Mailing:	The Notice of Internet Availability is being mailed on or about April 15, 2016. This Proxy Statement and the Proxy Card will be available on the Internet on or about April 15, 2016.

By Order of the Board of Directors
/s/ Rakesh Sachdev
Rakesh Sachdev
Chief Executive Officer
YOUR VOTE IS IMPORTANT
Under securities exchange rules, brokers cannot vote on your behalf for the election of directors or for any other matter that is not deemed “routine.” Therefore, whether or not you plan to attend the 2016 Annual Meeting, please provide your proxy by following the instructions on the Notice of Internet Availability or Proxy Card. On or about April 15, 2016, we mailed to our stockholders the Notice of Internet Availability containing instructions on how to access this Proxy Statement and our 2015 Annual Report and vote online. If you received the Notice of Internet Availability by mail, you will NOT receive a printed copy of the proxy materials in the mail, unless you request a copy. Instead, you should follow the instructions included in the Notice of Internet Availability on how to access and review all of the important information contained in the Proxy Statement and 2015 Annual Report. The Notice of Internet Availability also instructs you on how you may submit your vote by proxy or over the Internet. If you received this Proxy Statement and our 2015 Annual Report in the mail, please submit your proxy by following the instructions on the Proxy Card.

i

ii

1450 Centrepark Boulevard, Suite 210 West Palm Beach, Florida 33401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2016
The Board of Directors (the “Board of Directors” or the "Board") of Platform Specialty Products Corporation, a Delaware corporation (“Platform,” the “Company,” “our,” “we” or “us”) is soliciting your proxy to vote at the 2016 Annual Meeting to be held on June 2, 2016, at 11:00 a.m. (Eastern Time), or at any adjournments or postponements thereof, at the Hotel Pullman Miami Airport, located at 5800 Blue Lagoon Drive, Miami, Florida 33126. This Proxy Statement contains information about the matters to be voted on at the 2016 Annual Meeting and the voting process, as well as information about our directors and certain executive officers. These proxy materials are being distributed and/or made available to stockholders on or about April 15, 2016.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2016 ANNUAL MEETING
Q:     Why am I receiving these materials?

A:
We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the solicitation, by the Board of Directors, of proxies to be voted at the 2016 Annual Meeting, and at any adjournments or postponements thereof. You are receiving these materials because you were a Platform stockholder as of the close of business on April 6, 2016, the Record Date. These materials provide notice of the 2016 Annual Meeting, describe the proposals presented for stockholder action and include information required to be disclosed to stockholders.

Q:     What is included in these materials?
A:    The proxy materials include:
•this Proxy Statement; and
•the 2015 Annual Report.
If you requested printed versions by mail, these materials also include the Proxy Card or voting instruction form for the 2016 Annual Meeting.

Q:	Did the Company utilize the SEC’s notice and access proxy rules for delivery of the voting materials this year?

A:
Yes. Under SEC rules, we are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. On or about April 15, 2016, we mailed to each of our stockholders a "Notice of Internet Availability of Proxy Materials," containing instructions on how to access our proxy materials, including this Proxy Statement and our 2015 Annual Report, and made those documents available online. The Notice of Internet Availability also instructs you on how to access your voting instruction card to vote. This process is designed to expedite shareholders’ receipt of proxy materials, lower the costs of the 2016 Annual Meeting and conserve natural resources. If you prefer to receive printed proxy materials and a Proxy Card, please follow the instructions included in the Notice of Internet Availability.

Q:        How do I obtain electronic access to the proxy materials?

A:
The Notice of Internet Availability will provide you with instructions regarding how to use the Internet to view Platform's proxy materials for the 2016 Annual Meeting. This Proxy Statement and our 2015 Annual Report are available on the website www.proxyvote.com. If you hold your shares in street name, you may be able to elect to receive future proxy statements and annual reports electronically. For information regarding electronic delivery you should contact your nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.
Q:    What constitutes a quorum, and why is a quorum required?

A:
We are required to have a quorum of stockholders present for all items of business to be voted at the 2016 Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of Platform's shares of common stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the 2016 Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2016 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2016 Annual Meeting or the stockholders present at the 2016 Annual Meeting may, by a majority in voting power thereof, adjourn the meeting, as authorized by Platform’s amended and restated by-laws (the “Amended and Restated By-laws”), until a quorum is present.

Q:    Who is entitled to vote at the 2016 Annual Meeting?

A:
You may vote all of the shares of common stock that you owned as of the Record Date, which is the close of business on April 6, 2016. You may cast one vote for each share of common stock held by you on the Record Date on all items of business presented at the 2016 Annual Meeting. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a nominee.
On the Record Date, Platform had 229,528,342 shares of common stock issued and outstanding.
Q:    What is the difference between a stockholder of record and a beneficial owner?

A:
Stockholder of Record: If your shares of common stock are registered directly in your name with Platform’s transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Platform or to vote in person at the 2016 Annual Meeting.

Beneficial Owner: If your shares of common stock are held by a nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that nominee. As the beneficial owner, you have the right to direct your nominee how to vote your shares, and you are also invited to attend the 2016 Annual Meeting.
Q:    How do I vote?
A:    Stockholder of Record: If you are a stockholder of record, there are four ways to vote:

•
In person. You may vote in person at the 2016 Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport, and may be requested to provide proof of stock ownership as of the Record Date.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability.

•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a Proxy Card and you may vote by proxy by calling the toll free number found on the Proxy Card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a Proxy Card and you may vote by proxy by filling out the Proxy Card and returning it in the envelope provided.

Beneficial Owners: If you are a beneficial owner of shares held in “street name,” there are four ways to vote:

•
In person. You must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in “street name” at the 2016 Annual Meeting. Please contact your nominee for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the 2016 Annual Meeting and ask for a ballot when you arrive. You must also bring valid picture identification, such as a driver’s license or passport. In order for your vote to be counted, you must submit both the copy of the legal proxy and your completed ballot.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the Proxy Card. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a Proxy Card or a voting instruction form and you may vote by proxy by filling out the Proxy Card or voting instruction form and returning it in the envelope provided.

If you vote on the Internet or by telephone, you do not need to return your Proxy Card or voting instruction form. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m. (Eastern Time) on June 1, 2016. Even if you plan to attend the 2016 Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the 2016 Annual Meeting.
Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Stockholders voting via the Internet and by telephone should understand there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Q:	What if I lose the Notice of Internet Availability or other communication from my broker, trustee or other nominee containing my control number prior to voting?

A:
If you are a stockholder of record, you may obtain another Notice of Internet Availability containing your control number by writing to the Secretary at Platform Specialty Products Corporation, 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401 or calling our Investor Relations at (501) 406-8465. If your shares of common stock are held in "street name" for you through a broker, trustee or other nominee, you must contact that broker, trustee or other nominee.

Q:    What proposals will be voted on at the 2016 Annual Meeting?

A:	There are four proposals scheduled to be voted on at the 2016 Annual Meeting:

•
Election of seven (7) directors specifically named in this Proxy Statement, each of them for a term of one year until the 2017 annual meeting of stockholders or until their successors are elected and qualified;

•
Approval, on an advisory basis, of the compensation paid by Platform to its Named Executive Officers (as defined in "IV. EXECUTIVE COMPENSATION - Compensation Discussion and Analysis" herein), as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure beginning on page 26 of this Proxy Statement ("say-on-pay vote");

•	Approval, on an advisory basis, of the frequency of the say-on-pay vote in the future; and
•	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Platform for 2016.
We will also consider other proposals that properly come before the 2016 Annual Meeting in accordance with the procedures set forth in our Amended and Restated By-laws.

Q:     What is the Board of Directors’ voting recommendation for each proposal?
A:    Platform’s Board of Directors recommends that you vote your shares:

•	"FOR" each of the nominees named in this Proxy Statement for election to the Board (Proposal 1);
•	"FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 2);
•	"EVERY YEAR" for the frequency of the holding of an advisory say-on-pay vote (Proposal 3); and
•	"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 (Proposal 4).
Q:    What happens if additional matters are presented at the meeting?

A:
Our Amended and Restated By-laws provide that items of business may be brought before the 2016 Annual Meeting only (i) pursuant to the Notice of Annual Meeting of Stockholders (or any supplement thereto) included in this Proxy Statement, (ii) by or at the direction of the Board of Directors, or (iii) by a stockholder of Platform who was a stockholder of Platform at the time proper notice of such business is delivered to the Secretary of Platform in accordance with the procedures set forth in our Amended and Restated By-laws. Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2016 Annual Meeting as of the date of this Proxy Statement. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2016 Annual Meeting in accordance with Delaware law and/or our Amended and Restated By-laws.

Q:       Is my vote confidential?

A:
Yes. Platform encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. Platform has designated Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to Platform or any of its officers or employees, except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you, or (iii) where Platform concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to Platform from time to time and publicly announced at the 2016 Annual Meeting.

Q:    How many votes are needed to approve each proposal?

A:	The table below sets forth, for each proposal described in this Proxy Statement, the vote required for approval of the proposal, assuming a quorum is present:

Proposal	Vote Required
Election of Directors (Proposal 1)
An uncontested election of directors requires the majority of votes cast. This means that any nominee who receives a greater number of votes "For" his election than votes "Against" such election will be elected to the Board.

Say-on-Pay (Proposal 2)	This is a non-binding advisory vote. Our Board will consider the compensation of our Named Executive Officers to have been approved if the proposal receives more votes cast "For" than "Against."
Say-on-Pay frequency vote (Proposal 3)	This is a non-binding advisory vote. Our Board will consider stockholders to have selected the say-on-pay frequency that receives the greatest number of votes.
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	This proposal requires the majority of votes cast.

Q:	If I am an employee holding shares pursuant to the Platform Specialty Products 2014 Employee Stock Purchase Plan, how will my shares be voted?

A:
Employees holding stock acquired through our employee stock purchase plan will receive an email including voting instructions or a voting instruction card from Broadridge covering all shares credited to their share account at Computershare, the plan record keeper, as of the Record Date. The email or voting instruction cards may have an earlier return date than Proxy Cards.

Q:	How do I vote my shares held through the Platform Specialty Products Corporation Employee Savings and 401(K) Plan?

A:
Employees holding stock acquired through our 401(k) plan, will be able to vote any Platform's shares included in their brokerage account as of the Record Date in accordance with the voting instructions that will be provided by Charles Schwab, the bank nominee where such brokerage accounts were opened.

Q:	What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed Proxy Card or submit your proxy by telephone or the Internet but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the 2016 Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (the "NYSE"), the broker, bank or other nominee that holds your shares may generally vote on "routine matters" but cannot vote on "non-routine matters" such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we strongly encourage you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.

Q:	Which proposals are considered “routine” or “non-routine”?

A:
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 (Proposal 4) is a matter considered "routine" under applicable rules. A broker or other nominee may generally vote on routine matters, which means that it can exercise discretion and vote your shares absent your instructions. Therefore no broker non-votes are expected to exist in connection with Proposal 4.

The election of directors (Proposal 1), the approval on an advisory basis of the compensation paid to our Named Executive Officers (Proposal 2) and the approval of the frequency of an advisory vote as to executive compensation (Proposal 3) are matters considered "non-routine" under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.

Q:	What is the impact of broker non-votes and abstentions on the proposals being presented at the meeting?

A:	The table below sets forth the impact of a broker non-vote and an abstention with respect to each proposal, assuming a quorum is present:

Proposal	Broker Non-Vote	Abstention
Election of Directors (Proposal 1)	No Impact	No Impact
Say-on-Pay (Proposal 2)	No Impact	No Impact
Say-on-Pay frequency vote (Proposal 3)	No Impact	No Impact
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	N/A	No Impact
Q:    Can I change my vote after I have delivered my Proxy Card?

A:
Yes. You may revoke your Proxy Card at any time before its exercise. You may also revoke your proxy by (i) voting in person at the 2016 Annual Meeting, (ii) delivering to Platform’s Secretary a revocation of proxy at the address indicated below, or (iii) executing a new proxy bearing a later date. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the 2016 Annual Meeting.

Secretary
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401
United States
Q:    Who can attend the 2016 Annual Meeting?

A:
Only stockholders and our invited guests are invited to attend the 2016 Annual Meeting. To gain admittance, you must bring a form of personal identification to the 2016 Annual Meeting, where your name will be verified against our stockholder list. If a broker, bank or other nominee holds your shares and you plan to attend the 2016 Annual Meeting, you should bring a recent brokerage statement showing the ownership of your shares as of the Record Date, a letter from such broker, bank or nominee confirming such ownership and a form of personal identification.

Q:    Am I entitled to dissenter’s rights?

A:	No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2016 Annual Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple Notices of Internet Availability or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares in “street name.” If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote the shares represented by each Notice of Internet Availability or voting instruction card you receive.

Q:    What is householding?

A:
For those stockholders that have elected to continue to receive printed copies of the proxy materials, the SEC permits delivery of a single annual report to shareholders and proxy statement to any household at which two or more shareholders reside, whom are believed to be members of the same family. The procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and expense to the Company. We have not implemented householding with respect to our stockholders of record; however, a number of brokerage firms have instituted householding, which may impact certain beneficial owners (i.e., “street name” shareholders). If your family has multiple accounts by which a broker holds your shares of common stock in “street name,” you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the Proxy Statement or our 2015 Annual Report or wish to revoke your decision to household, and thereby receive multiple reports.

Q:    Where can I find voting results of the 2016 Annual Meeting?

A:
We will announce the preliminary voting results for the proposals voted upon at the 2016 Annual Meeting and publish final detailed voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2016 Annual Meeting.

Q:    Who should I call with other questions?

A:
If you need assistance voting your shares, please contact Investor Relations at (561) 406-8465. If you have additional questions about this Proxy Statement or the 2016 Annual Meeting or would like to receive additional copies of this Proxy Statement and/or our 2015 Annual Report, please contact: Platform Specialty Products Corporation, 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, Attention: Investor Relations, Telephone: (561) 406-8465.

I.    PROPOSAL 1 – ELECTION OF DIRECTORS
Seven (7) directors of Platform are to be elected to hold office for a term of one (1) year until the 2017 annual meeting of stockholders or until their successors are elected and qualified. All of the nominees are presently directors of Platform and, with the exception of Mr. Rakesh Sachdev, were elected to their present terms as directors at the 2015 annual meeting of stockholders.
According to our Amended and Restated By-laws, a majority of the votes cast at any meeting of stockholders at which a quorum is present is required for the election of directors, except in the case of a contested election. “A majority of the votes cast” means that the number of shares voted “For” a nominee for director exceeds the votes cast “Against” such nominee. In the event of a contested election, directors shall be elected by a plurality of the votes cast (meaning that the director nominees who receive the highest number of shares voted "For" their election are elected).
Unless otherwise specified, all proxies will be voted in favor of the seven (7) nominees listed under "Board of Directors Nominees" below for election as directors of Platform. If for any reason any of the nominees are unable to serve, or for good cause will not serve, the proxy holders named on the Proxy Card may exercise discretionary authority to vote for substitutes proposed by the Board.
Director Nominating Process and Diversity
The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Policies Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. When formulating its Board membership recommendations, the Nominating and Policies Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate. Our Amended and Restated By-laws provide that the Board shall determine the number of directors that constitute the Board from time to time. Directors serve for terms of one year expiring at the next annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The Board is currently comprised of seven (7) directors whose terms expires at the 2016 Annual Meeting.
Pursuant to its charter, the Nominating and Policies Committee considers the knowledge, experience, integrity and judgment of possible candidates for nomination as a member of the Board, including factors such as broad-based skills and experience; leadership; proven ability to exercise sound judgment; prominence and reputation in a candidate’s profession; global business and social perspective; concern for long-term interest of shareholders; and personal integrity. In addition, for each nominee, the Nominating and Policies Committee considers potential contribution to the diversity of backgrounds, experience and competencies which the Board desires to have represented, as well as diversity of ethnicity and gender, and the ability to devote sufficient time and effort to duties as a director. In nominating candidates for election by our stockholders, both the Board and the Nominating and Policies Committee act pursuant to the guidelines included in the Board of Directors Governance Principles and Code of Conducts (see "II. CORPORATE GOVERNANCE - Corporate Governance Guidelines" below) and the Nominating and Policies Committee’s charter. Both the Board and the Nominating and Policies Committee assess the effectiveness of corporate governance policies, including with respect to diversity of director nominees, through completion of an annual evaluation process.
Candidates Nominated by Stockholders
The Nominating and Policies Committee will also consider nominees recommended by stockholders. Pursuant to our Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Policies Committee for election at the 2017 annual meeting may do so by delivering written notice, no earlier than February 2, 2017 and no later than March 4, 2017, of such nominees’ names to Platform Specialty Products Corporation, 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, Attention: Secretary. Any stockholder of record or beneficial owner of common stock proposing such a nomination must (i) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the 2017 annual meeting of stockholders, and (ii) comply with the applicable notice procedures set forth in our Amended and Restated By-Laws. See "IX. OTHER MATTERS - Stockholder Director Nominations and Other Stockholder Proposal for Presentation at the 2017 Annual Meeting of Stockholders" below.
No candidates for director nominations were submitted by any stockholder in connection with the 2016 Annual Meeting.
Board of Directors Nominees
Upon the recommendation of the Nominating and Policies Committee, the Board of Directors has nominated each of Messrs. Martin E. Franklin, Ian G.H. Ashken, Nicolas Berggruen, Michael F. Goss, Ryan Israel and E. Stanley O’Neal for re-election, each for a one-year term that will expire at the 2017 annual meeting of stockholders of Platform. The Board of Directors has also nominated for election Mr. Rakesh Sachdev who has served as a director since January 5, 2016, the effective date of his appointment as Chief Executive Officer of Platform. If elected, Mr. Sachdev would also serve a one-year term that would expire at the 2017 annual meeting of stockholders. Each of our directors has consented to being named in this Proxy Statement and to serve as a director if elected.
We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to Platform's success. Our directors were nominated because each is of high ethical character, highly accomplished in his field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with Platform’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board of Directors operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appear on the following pages.
Based on information provided by each director concerning his background, employment and affiliations, the Board has determined that each of the Company's directors, other than Messrs. Franklin and Sachdev, is an “independent director” as this term is defined under the applicable rules and regulations of the SEC and the NYSE corporate governance listing standards. In evaluating such independence, the Board specifically considered, among other things, their present employment and other direct or indirect affiliations or relationships with the Company. There is no family relationship between any of the Company's officers or directors.
Set forth below are the seven (7) nominees recommended by the Board of Directors for election this year, their principal occupation, qualifications to serve on the Board, period of service as a director of Platform, other public company directorship held in the past five (5) years and age as of April 15, 2016. There is no arrangement or understanding pursuant to which the following nominees were selected.

Martin E. Franklin Chairman Since 2013 Director Since 2013 Age: 51
Martin E. Franklin, our founder and a director of Platform since April 2013, has served as our Chairman since October 2013. Mr. Franklin was the founder and Executive Chairman of Jarden Corporation, a Fortune 500 broad-based consumer products company (“Jarden”), from June 2011 until April 2016 when Jarden merged with Newell Brands Inc. ("Newell"). In connection with the merger, Mr. Franklin has agreed to join Newell's board. Mr. Franklin was appointed to Jarden’s board of directors in June 2001 and served as Jarden’s Chairman and Chief Executive Officer from September 2001 until June 2011, at which time he was appointed as Executive Chairman. Currently, Mr. Franklin is co-founder and co-Chairman of Nomad Foods Limited, a leading European frozen foods company, a director of Restaurant Brands International Inc. (“Restaurant Brands”), one of the world's largest quick service restaurant companies, and serves as principal and executive officer of a number of private investment entities and charities. Prior to founding Jarden in 2001, Mr. Franklin served as the Chairman and/or Chief Executive Officer of three public companies, Benson Eyecare Corporation, an optical products and services company, Lumen Technologies, Inc., a holding company that designs, manufactures and markets lighting products, and Bollé Inc., a holding company that designs, manufactures and markets sunglasses, goggles and helmets worldwide, between 1992 and 2000. Previously, Mr. Franklin has also served as a director of the following public companies: Apollo Investment Corporation, a publicly-traded closed-end management investment company; Burger King Worldwide, Inc. (until its transaction with Tim Hortons, Inc. and the creation of Restaurant Brands in December 2014); GLG Partners, Inc., a hedge fund; Promotora de Informaciones, S.A., a Spanish media company; and Kenneth Cole Productions, Inc., a stylish apparel and accessory manufacturer and retailer. Mr. Franklin graduated from the University of Pennsylvania.
Qualifications: We believe Mr. Franklin’s qualifications to serve on our Board of Directors include his leadership, extensive experience as a member of other corporate boards and his knowledge of public companies.

Rakesh Sachdev Director Since 2016 Age: 60
Rakesh Sachdev has served as Chief Executive Officer and as a director of Platform since January 2016. Prior to joining Platform, Mr. Sachdev served as President and Chief Executive Officer of Sigma-Aldrich Corporation (“Sigma-Aldrich”) beginning in 2010. Mr. Sachdev joined Sigma-Aldrich in 2008 as Chief Financial Officer and took on the additional role of Chief Administrative Officer with direct oversight of Sigma-Aldrich’s international business in 2009. He was Senior Vice President and President Asia Pacific of ArvinMeritor, Inc. (“ArvinMeritor”), a global supplier of engineered systems to the automotive industry, from 2007 to 2008. At ArvinMeritor, Mr. Sachdev also served in other leadership roles, including Interim Chief Financial Officer, Senior Vice President Strategy and Corporate Development and Vice President and General Manager of several of ArvinMeritor’s global businesses from 1999 to 2007. Prior to joining ArvinMeritor, he worked for Cummins Inc., a global manufacturer of engines and other industrial products in various leadership roles, including Chief Financial Officer for one of its largest business units, and as Managing Director of its Mexican operations. Mr. Sachdev holds a M.B.A. from Indiana University, a Masters in Mechanical Engineering from the University of Illinois and a Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology in New Delhi. Mr. Sachdev is also a director of Regal-Beloit Corporation and Edgewell Personal Care Company, and serves on the Board of Trustees of Washington University in St. Louis.
Qualifications: We believe Mr. Sachdev’s qualifications to serve on our Board of Directors include his executive experience, leadership, knowledge of public companies and service on other corporate boards.

Ian G.H. Ashken Director Since 2013 Age: 55
Ian G.H. Ashken has served as a director of Platform since October 2013. Mr. Ashken was the co-founder and Vice Chairman and President of Jarden from June 2014 until April 2016 when Jarden merged with Newell. In connection with the merger, Mr. Ashken has agreed to join Newell's board. Mr. Ashken also served as Jarden's Chief Financial Officer until June 2014 and as its Secretary until February 2007. Currently, Mr. Ashken is a director or trustee of a number of private companies and charitable institutions. Mr. Ashken also served as the Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, an optical products and services company, Lumen Technologies, Inc., a holding company that designs, manufactures and markets lighting products, and Bollé Inc., a holding company that designs, manufactures and markets sunglasses, goggles and helmets worldwide, between 1992 and 2000. During the last five years, Mr. Ashken also served as a director of GLG Partners, Inc., a hedge fund, and Phoenix Group Holdings.
Qualifications: We believe Mr. Ashken’s qualifications to serve on our Board of Directors include his executive experience, service on other corporate boards and his knowledge of public companies.

Nicolas Berggruen Director Since 2013 Age: 54
Nicolas Berggruen has served as a director of Platform since April 2013. Mr. Berggruen founded what became Berggruen Holdings Ltd in 1984 to act as the direct investment vehicle of what became the Nicolas Berggruen Charitable Trust. Mr. Berggruen has served as the Chairman of Berggruen Holdings Ltd since its inception. He is also the founder of the Berggruen Institute, an independent, nonpartisan think tank. Mr. Berggruen has experience serving on the boards of private and public companies. He served on the board of directors of Justice Holdings Limited from February 2011 until its business combination with Burger King in June 2012. Mr. Berggruen also served on the board of directors of Grupo Prisa from November 2010 until March 2013. Mr. Berggruen studied at l’Ecole Alsacienne before attending Le Rosey in Switzerland and obtained his B.S. in finance and international business from New York University.
Qualifications: We believe Mr. Berggruen’s qualifications to serve on our Board of Directors include his leadership, service on other corporate boards and financial management expertise.

Michael F. Goss Director Since 2013 Age: 56
Michael F. Goss has served as a director of Platform since October 2013. Mr. Goss is Executive Vice President and Chief Financial Officer of Sotheby's. Prior to joining Sotheby's in March 2016, Mr. Goss served at Bain Capital, LLC (“Bain Capital”) until December 2013 following 13 years with the firm in various senior managerial capacities. Mr. Goss joined Bain Capital in 2001 as Managing Director and Chief Financial Officer and in 2004, he assumed the additional role of Chief Operating Officer. Prior to joining Bain Capital, Mr. Goss was Executive Vice President and Chief Financial Officer of Digitas Inc., a global internet professional services firm, which he helped take public in March 2000. Prior to joining Digitas Inc., Mr. Goss was Executive Vice President and Chief Financial Officer, and a member of the board of directors of Playtex Products, Inc. Mr. Goss graduated from Kansas State University with a BS in economics and received an MBA with Distinction from Harvard Business School.
Qualifications: We believe Mr. Goss' qualifications to serve on our Board of Directors include his leadership, executive experience, service on other corporate boards and financial management expertise.

Ryan Israel Director Since 2013 Age: 31
Ryan Israel has served as a director of Platform since October 2013. Mr. Israel is a partner at Pershing Square Capital Management, L.P. (“Pershing Square”), a research intensive, fundamental value based investment firm based in New York City. Mr. Israel joined Pershing Square in March 2009, and is responsible for identifying, analyzing and monitoring current and prospective investment opportunities across a variety of industries. Before joining Pershing Square, Mr. Israel was an investment banker in the technology, media and telecom division at Goldman Sachs Group, Inc. Mr. Israel attended the Wharton School at the University of Pennsylvania, where he received a B.S. in Economics, with concentrations in Finance and Accounting.
Qualifications: We believe Mr. Israel’s qualifications to serve on our Board of Directors include his extensive experience in business and management, including his experience identifying and analyzing potential investment opportunities.

E. Stanley O’Neal Director Since 2013 Age: 64
E. Stanley O’Neal has served as a director of Platform since October 2013. Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. (“Merrill Lynch”) until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Mr. O’Neal has served as a director of Alcoa Inc., an aluminum manufacturing company, since January 2008 and is a member of its audit and governance and nominating committees. Mr. O’Neal was a director of General Motors Corporation from 2001 to 2006, and a director of American Beacon Advisors, Inc. (investment advisor registered with the Securities and Exchange Commission (the “SEC”)) from 2009 to September 2012. Mr. O’Neal graduated from Kettering University with a degree in industrial administration and received his MBA from Harvard Business School.
Qualifications: We believe Mr. O’Neal’s qualifications to serve on our Board of Directors include his leadership, executive experience, service on other corporate boards and financial management expertise.

Vote Required
Because this is an uncontested election of directors, approval of this Proposal 1 requires the affirmative vote of a majority of the votes cast. This means that any nominee who receives a greater number of votes "For" his election than votes "Against" such election will be elected to the Board.
RECOMMENDATION OF THE BOARD OF DIRECTORS
PLATFORM’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.
II.    CORPORATE GOVERNANCE
Role of Board of Directors
The Company’s business and affairs are managed under the direction of the Board of Directors, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to the Company’s stockholders. The Board of Directors’ goals are to build long-term value for the Company’s stockholders. The Board establishes the Company’s overall corporate policies, evaluates the Company’s Chief Executive Officer and the senior leadership team and acts as an advisor and counselor to senior management. The Board also oversees the Company’s business strategy and planning, as well as the performance of management in executing the Company’s business strategy, assessing and managing risks and managing the Company’s day-to-day operations.
Meetings
During 2015, the Board of Directors held a total of 13 meetings and acted by written consent 9 times. During 2015, each then director attended at least 80% of the aggregate of (i) the total number of meetings of the Board during the period for which he was a director, and (ii) the total number of meetings of all committees of the Board (each, a “Committee,” and collectively, the “Committees”) on which he served. It is the policy of the Board of Directors to encourage its members to attend Platform’s annual meeting of stockholders. Two directors attended the 2015 annual meeting of stockholders.
Executive sessions or meetings of non-employee directors without management present are generally held as part of each regularly scheduled Board, Audit Committee and Compensation Committee meetings. The discussion leader for executive sessions of the full Board is generally Mr. Martin E. Franklin. Messrs. Michael F. Goss and E. Stanley O'Neal generally preside executive sessions for the Audit Committee and the Compensation Committee, respectively.
During 2015, the Board of Directors met in executive session 8 times. Mr. Martin E. Franklin, who was serving as non-executive lead director, scheduled and chaired each executive session held.
Corporate Governance Guidelines
The Board of Directors adopted a Board of Directors Governance Principles and Code of Conduct (the “Governance Principles”) which sets forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board structure and meetings;

•	management succession; and

•	the performance evaluation of our Board and Chief Executive Officer.

Our Governance Principles are available in the Investor Relations – Corporate Governance section of our website at www.platformspecialtyproducts.com. The contents of our website are not part of this Proxy Statement, and our Internet address is included in this Proxy Statement as an inactive textual reference only.
Board Leadership Structure
The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chief Executive Officer and Chairman of the Board of Directors. Instead, the Board of Directors remains free to make this determination from time to time in a manner that seems most appropriate for Platform. Currently, Platform separates the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day-to-day leadership and performance of Platform, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer, sets the agenda for and presides over the meetings of the Board of Directors. In addition, management believes that the current separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation also allows the Chairman to strengthen the Board of Directors’ independent oversight of Platform’s performance and governance standards.
Director Independence
The Board of Directors is composed of a substantial majority of independent directors. Under the NYSE corporate governance listing standards, a director qualifies as “independent” if the Board affirmatively determines that such director has no material relationship with the Company. While the focus of the inquiry is independence from management, the Board of Directors is required to broadly consider all relevant facts and circumstances in making an independence determination. In making each of these independence determinations, the Board of Directors has considered all of the information provided by each director in response to detailed inquiries concerning his independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us.
Based on information provided by each director concerning his background, employment and affiliations, we have determined that each of Messrs. Ian G.H. Ashken, Nicolas Berggruen, Michael F. Goss, Ryan Israel and E. Stanley O’Neal is “independent” as this term is defined under the applicable rules and regulations of the SEC and the NYSE corporate governance listing standards. In evaluating such independence, the Board specifically considered, among other things, their present employment and other direct or indirect affiliations or relationships with the Company.
Indemnification
We entered into Director and Officer Indemnification Agreements with each of our current directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Such Indemnification Agreements generally provide that Platform shall indemnify each director or officer to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer of Platform. The Indemnification Agreements also include rights to advancement of expenses and contribution.
In addition, our certificate of incorporation, as amended, and our Amended and Restated By-laws provide that we will indemnify any of our directors and officers against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer to the fullest extent permitted by Delaware law.
Involvement in Certain Legal Proceedings
To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer has within the last 10 years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business or property of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy filing or within two (2) years prior to that time; (ii) been convicted in a criminal proceeding or currently named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting his or her involvement in the following activities: (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (b) engaging in any type of business practice; or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; (iv) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described above under (iii)(a), or to be associated with persons engaged in any such activity; (v) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended or vacated; (vi) was the subject of, or party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (a) any federal or state securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (vii) was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than five percent (5%) of any class of the Company’s voting securities, or any associate of any such director, executive officer, affiliate, owner of record or beneficial owner of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Family Relationships
There are no family relationships among any of the directors or executive officers of the Company.

Board Committees
Our Amended and Restated By-Laws give the Board of Directors the authority to delegate its powers to committees appointed by the Board. We have three standing Board Committees: the Audit Committee, the Compensation Committee and the Nominating and Policies Committee. Each Committee is comprised entirely of directors determined to be independent under the NYSE corporate governance listing standards, and our Board's categorical standards of director independence. Copies of the written charters for each of the Audit Committee, the Compensation Committee and the Nominating and Policies Committee setting forth their respective responsibilities can be found under the Investor Relations – Corporate Governance section of our website at www.platformspecialtyproducts.com. Copies may also be obtained upon request without charge by writing to Platform's Secretary at 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401.
Below is a summary of our Committee membership information and structure:

Name	Audit Committee	Compensation Committee	Nominating and Policies Committee
Ian G.H. Ashken	X		X
Nicolas Berggruen		X	X*
Michael F. Goss	X*
Ryan Israel	X	X	X
E. Stanley O’Neal		X*
*	Chairman of Applicable Committee

Audit Committee
Number of Meetings in 2015: Five
Responsibilities. Pursuant to its written charter, the Audit Committee is responsible for, among other things:

•	overseeing our accounting and the financial reporting processes;

•	appointing and overseeing the audit of our independent registered public accounting firm (including resolution of disagreements between management and the independent auditor);

•
pre-approving all auditing services and permitted non-auditing services to be performed for us by our independent registered public accounting firm and approving the fees associated with such services;

•	reviewing interim and year-end financial statements with management and our independent auditors;

•	overseeing our internal audit function, reviewing any significant reports to management arising from such internal audit function and reporting to the Board of Directors;

•	reviewing complaints under and compliance with the Company’s Ethics Policy, Code of Ethics and Whistleblower Policy (each, as defined below); and

•	reviewing and approving all related-party transactions required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent registered public accountants.
Please see the Report of the Audit Committee included in this Proxy Statement for information about our 2015 fiscal year audit.
Independence and Financial Expertise. The Board of Directors has reviewed the background, experience and independence of the Audit Committee members and, based on this review, has determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the SEC; and

•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board of Directors has determined that each of Messrs. Michael F. Goss, Chairman of the Audit Committee, and Ian G.H. Ashken qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
Compensation Committee
Number of Meetings in 2015: Four
Responsibilities. Pursuant to its written charter, the Compensation Committee is responsible for, among other things:

•	assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of any executive succession plans;

•	reviewing and approving corporate goals and objectives with respect to compensation for the Chief Executive Officer;

•
making recommendations to the Board with respect to compensation of other executive officers and providing oversight of management’s decisions concerning the performance and compensation of such executive officers;

•	reviewing on a periodic basis compensation and benefits paid to directors;

•
reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board of Directors as needed to assure the effective representation of Platform’s stockholders; and

•	preparing a Compensation Committee report on executive compensation required by the SEC to be included in our annual proxy statement.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The Compensation Committee also has authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion after taking into consideration all factors relevant to the independence of such consultants, counsel or advisors. The Compensation Committee has sole authority to approve related fees and retention terms, and should be provided with appropriate funding, as determined by the Compensation Committee, for payment of compensation to such consultants, counsel or advisors.

In 2015, our Compensation Committee had retained Hay Group, a global management consulting firm ("Hay Group"), as our independent compensation consultants with respect to the evaluation of Platform’s compensation plans and policies.

Independence. The Board of Directors has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE corporate governance listing standards;

•	meets the enhanced independence standards for compensation committee members required by the NYSE and the SEC; and

•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service.
In addition, the Board of Directors has determined that each of Messrs. E. Stanley O’Neal, Chairman of the Compensation Committee, Nicolas Berggruen and Ryan Israel is (i) independent pursuant to the enhanced independence standards for compensation committee members set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual, based on evaluations conducted in accordance with and considering the factors set forth in Section 303A.02(a)(ii), and (ii) an “outside director” pursuant to the criteria established by the Internal Revenue Service.
The Compensation Committee also reviewed the respective background, experience and independence of Hay Group and, based on this review, has determined that Hay Group meet the independence requirements of the NYSE corporate governance listing standards.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee who presently serve, or in the past year have served, on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships with Platform requiring disclosure under the SEC rules relating to certain relationships and related party transactions.
Nominating and Policies Committee
Number of Meetings in 2015: One
Responsibilities. Pursuant to its written charter, the Nominating and Policies Committee is responsible for, among other things:

•	assisting the Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board of Directors;

•	leading the search for individuals qualified to become members of the Board of Directors and selecting director nominees to be presented for stockholder approval at our annual meetings;

•	reviewing the Committee structure and recommending to the Board of Directors for approval directors to serve as members of each Committee;

•	developing and recommending to the Board of Directors for approval a set of corporate governance guidelines and generally advising the Board of Directors on corporate governance matters;

•	reviewing such corporate governance guidelines on a periodic basis and recommending changes as necessary;

•	reviewing director nominations submitted by stockholders, if any; and

•	assuring the effective representation of the Company's stockholders.

The Nominating and Policies Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Policies Committee members or subcommittees.

Consideration of Director Nominees. The Nominating and Policies Committee considers possible candidates for nominees for directors from many sources, including management and stockholders. The Nominating and Policies Committee evaluates the suitability of potential candidates nominated by stockholders, if any, in the same manner as other candidates recommended to the Nominating and Policies Committee.
As discussed above, in making nominations, the Nominating and Policies Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of Platform's stockholders. In evaluating nominees, the Nominating and Policies Committee is required to take into consideration the following attributes, which are desirable for a member of the Board of Directors: leadership, integrity, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. In addition, while Platform does not have a formal, written diversity policy, the Nominating and Policies Committee will attempt to select candidates who will assist in making the Board of Directors a diverse body. We believe that a diverse group of directors brings a broader range of experiences to the Board of Directors and generates a greater volume of ideas and perspectives, and therefore is in a better position to make complex decisions.
Independence. We have reviewed the background, experience and independence of the Nominating and Policies Committee members and, based on this review, we have determined that each of Messrs. Nicolas Berggruen, Chairman of the Nominating and Policies Committee, Ian G.H. Ashken and Ryan Israel meets the independence requirements of the NYSE corporate governance listing standards and SEC rules and regulations.
Ethical Guidelines
Codes of Ethics
The Board of Directors adopted a written Business Conduct and Ethics Policy (the “Ethics Policy”) that establishes the standards of ethical conduct applicable to all our directors, officers and employees. The Ethics Policy addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, Company funds and assets, confidentiality and corporate opportunity requirements, and the process for reporting violations of the Ethics Policy, employee misconduct, conflicts of interest or other violations.
The Board of Directors also adopted a written Code of Ethics for Senior Financial Officers (the “Financial Officer Code of Ethics”), which is applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (collectively, the “Financial Officers”). The Financial Officer Code of Ethics defines additional specific requirements, beyond the Ethics Policy, to which the Financial Officers are bound. The Financial Officer Code of Ethics is designed to promote honest and ethical conduct, confidentiality, proper disclosure in Platform’s periodic reports and compliance with applicable laws, rules and regulations.
Copies of our Ethics Policy and Financial Officer Code of Ethics are publicly available in the Investor Relations – Corporate Governance section of our website at www.platformspecialtyproducts.com. Any waiver of our Ethics Policy or Financial Officer Code of Ethics with respect to any Financial Officer, controller or persons performing similar functions may only be authorized by our Board of Directors and will be disclosed on our website as promptly as practicable, as may be required under applicable NYSE and SEC rules.
Whistleblower Policy
We also have an Incident Response and Whistleblower Policy (the “Whistleblower Policy”), which directs the Audit Committee to investigate complaints (received directly or through management) regarding, but not limited to, forgery or alteration of documents or files, fraudulent financial reporting, violation of Platform’s conflict of interest policy, misappropriation or misuse of Platform’s resources, authorizing or receiving compensation for goods not received or services not performed, and/or authorizing or receiving compensation for hours not worked.

A copy of our Whistleblower Policy is publicly available in the Investor Relations – Corporate Governance section of our website at www.platformspecialtyproducts.com.
Policy Concerning Related Party Transactions
The Board of Directors has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons, in accordance with the policy set forth in the Audit Committee's charter. Such review will apply to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and Platform, or any subsidiary of Platform, and in which the dollar amount involved exceeded $120,000. Following such review, the Audit Committee determines whether the particular transaction serves the best interest of the Company and its stockholders and whether such transaction should be approved. For purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any stockholder who beneficially owns more than five percent (5%) of our issued and outstanding common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction, as indicated in the policy set forth in the Audit Committee's charter. No member of the Audit Committee is permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family member is the related person. Our Board and the Audit Committee have adopted written policies and procedures relating to approval or ratification of "interested transactions" with "related parties."
Directors and Officers Questionnaires
In order to assist the Audit Committee in identifying and addressing any concerns regarding related party transactions and their disclosures, the Company utilizes an annual directors and officers questionnaire, which are distributed at the beginning of each fiscal year. In the questionnaires, directors and executive officers are asked to identify and describe any transaction, or series of similar transactions, since the beginning of the prior fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was, or is to be, a participant, in which the dollar amount involved exceeded $120,000 and the individual, any member of the individual’s immediate family, any entity which is owned or controlled by the foregoing persons or any entity in which the foregoing persons have a substantial ownership interest or control had, or will have, a direct or indirect material interest. Responses provided to the questionnaire by directors and executive officers are reviewed by Company’s management to determine any necessary course of action.
Code of Ethics
Guidelines regarding conflicts of interest are outlined in our Ethics Policy for all employees, directors and officers, including our Named Executive Officers. See "Ethical Guidelines" above. Upon hire and/or appointment, as applicable, each employee and director is asked to read the Ethics Policy and sign an acknowledgment regarding compliance therewith. Pursuant to the Ethics Policy, employees have a responsibility to always act in the Company’s best interest. Employees should never be influenced by personal considerations or relationships when making decisions that impact the Company. Potential conflicts of interest can arise if an employee, director or officer, or any member of their immediate family:

•	has any relationship (family or otherwise) with, financial interest in or indebtedness to, any supplier, customer, competitor or licensee that might be construed as a conflict of interest;

•	has greater than a five percent (5%) financial interest, direct or indirect, in any supplier, customer, competitor or licensee of the Company;

•	works for, consults with or provide skills or services to competitors; or

•	accepts loans or gifts from suppliers, customers or other outside parties dealing with the Company.
Employees, directors and officers are instructed under the Ethics Policy to avoid any situations that may lead to a conflict of their personal interests with those of the Company. Should a potential conflict of interest currently exist or develop in the future, employees, directors and officers are required to promptly report the potential conflict to his or her supervisor, Human Resources representative, the Company's Secretary or the Corporate Compliance Hotline. The Company reviews all potential conflict of interest reports and if it is determined that a conflict of interest exists, the employee may be asked to eliminate the conflicting situation, be removed from the Company duty which causes the conflict of interest, be transferred to a new position where there is no conflict or face disciplinary action, if appropriate.
Supplemental guidelines regarding conflicts of interest for our Financial Officers, including certain of our Named Executive Officers, are outlined in our Financial Officer Code of Ethics. See "Ethical Guidelines" above. Pursuant to the Financial Officer Code of Ethics, each Financial Officer should avoid conflicts of interest and immediately disclose to the Company's Secretary any material transaction or relationship that could reasonably be expected to give rise to such a conflict. Each Financial Officer shall maintain the confidentiality of non-public information about the Company and its customers, suppliers or other third parties, and prevent the unauthorized disclosure of such information unless required by law. In addition, the responsible use of, and control over, all of the Company's assets and resources is entrusted to the Financial Officer's care.
Governance Principles
Directors are also subject to supplemental guidelines regarding conflicts of interest, as set forth in our Governance Principles. See "Corporate Governance Guidelines" above. Pursuant to our Governance Principles, directors are expected to avoid any action, position or interest that conflicts with the interest of the Company or gives the appearance of conflict. Accordingly, the Company should not enter into any paid consulting arrangements with outside directors or their employers, without obtaining Board approval.
Certain Relationships and Related Transactions
Retaining Holder Securityholders’ Agreement
Immediately prior to the closing of the acquisition of MacDermid, Incorporated ("MacDermid") by Platform on October 31, 2013 (the "MacDermid Acquisition"), each of Messrs. Daniel H. Leever, former Chief Executive Officer, Frank J. Monteiro, former Chief Financial Officer, and John L. Cordani, Vice President - Legal and Secretary (each a “Retaining Holder”) executed a Retaining Holder Securityholders’ Agreement (“RHSA") with us pursuant to which they agreed to exchange their respective interests in MacDermid Holdings, LLC ("MacDermid Holdings") for shares of common stock (the "PDH Common Stock") of Platform Delaware Holdings, Inc., one of our subsidiaries (“PDH”) at an exchange rate of $11.00 per share plus, with respect to the common, class A and class B unit equity interests of MacDermid Holdings held by the Retaining Holder (i) a proportionate share of a contingent interest in certain pending litigation, and (ii) a proportionate share of up to $100 million of contingent purchase price payable upon the attainment of certain Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and stock trading price performance metrics during the seven-year period following the closing of the MacDermid Acquisition. Immediately prior to the closing of the MacDermid Acquisition, members of MacDermid management and certain affiliates, including each of Messrs. Leever, Monteiro, and Cordani, contributed all or a portion of their MacDermid Holdings interests to Tartan Holdings, LLC, a then newly-formed Delaware limited liability company (“Tartan”), and Tartan agreed to receive the PDH Common Stock consideration in exchange for such MacDermid Holdings equity interests. As of the date hereof, approximately 6 million shares of PDH Common Stock are being indirectly held by Daniel H. Leever and related persons; 283,117 by Frank J. Monteiro; and 69,246 by John L. Cordani through their membership in Tartan.
Pursuant to the RHSA, each Retaining Holder is subject to a contractual lock-up with respect to 25% of the total shares of PDH Common Stock initially received by such Retaining Holder, commencing on the first through the fourth anniversary of the MacDermid Acquisition. In addition, until the earlier of (i) the seventh anniversary of the MacDermid Acquisition (that is October 31, 2020) and (ii) such date on which all shares of PDH Common Stock held by Tartan have been exchanged for common stock, Platform has agreed, among certain other covenants, to obtain written consent from Tartan prior to issuing additional securities, or instruments convertible, exchangeable or exercisable for securities.
Since October 31, 2014, the shares of PDH Common Stock received by each Retaining Holder are convertible, at the option of the Retaining Holder, into shares of common stock, on a one-for-one basis (subject to adjustment). As of

December 31, 2015, 712,918 shares of common stock were issued in connection with conversions of PDH Common Stock.
Release of Lock-up Agreement under RHSA
Mr. Daniel H. Leever retired as Chief Executive Officer of Platform on December 14, 2015. In connection with his retirement, Platform agreed, subject to the satisfaction of certain conditions, to accelerate the expiration of the contractual lock-up included in Mr. Leever's RHSA with respect to approximately 3 million shares of PDH Common Stock (all of which are convertible at any time into a like number of shares of Platform’s common stock), which are beneficially owned by Mr. Leever and certain related persons through his ownership in, and control of, Tartan, of which he is the sole director and manager. Platform has agreed to release the lock-up agreements on such shares (and any shares of Platform’s common stock issuable upon conversion thereof), at such time as (i) Platform’s outstanding Series B convertible preferred stock (the "Series B Convertible Preferred Stock") have been converted into shares of Platform’s common stock and the related guarantee payment obligations have been satisfied, and (ii) Mr. Leever, acting as the sole director and manager of Tartan, exercises his authority to allocate a pro rata portion of the right to receive certain contingent purchase price payments to all current or former employees of Platform (or their related persons) who are members of Tartan (which allocations may not be changed without the prior written consent of certain members of Tartan); but in any event, such lock-up agreements shall be released no later than October 31, 2016. As indicated above, the lock-up with respect to half of the shares previously expired on October 31, 2016 and the lock-up with respect to the other half expired on October 31, 2017.
Amendment to our Series B Convertible Preferred Stock
On October 20, 2014, we entered into a share purchase agreement with Nalozo S.à.r.l. and Nalozo, L.P. (collectively, the "Nalozo entities") with respect to the acquisition of Arysta LifeScience Limited ("Arysta") for approximately $3.50 billion, consisting of $2.86 billion in cash, subject to working capital and other adjustments, and the issuance of 600,000 shares of Platform's Series B Convertible Preferred Stock to Nalozo, L.P. These shares of Series B Convertible Preferred Stock are convertible into 22,107,590 shares of Platform's common stock at any time at the discretion of their holders. On October 27, 2015, we further amended the share purchase agreement by entering into an amendment agreement with the Nalozo entities (as holders of at least a majority of our shares of Series B Convertible Preferred Stock) to extend the maturity date of our Series B Convertible Preferred Stock from October 20, 2016 to April 20, 2017. We also agreed to pay the Nalozo entities an incremental payment equal to $4 million per month from the original maturity date (October 20, 2016) to the extended maturity date (April 20, 2017), or such earlier date after October 20, 2016 that the then outstanding shares of Series B Convertible Preferred Stock are converted into shares of common stock or automatically redeemed by Platform.
Advisory Services Agreement
Under an Advisory Services Agreement, dated October 31, 2013, with Mariposa Capital, LLC, an affiliate of Mr. Martin E. Franklin and Mariposa Acquisition, LLC ("Mariposa"), Mariposa Capital, LLC provides certain advisory services to Platform and is entitled to receive an annual fee equal to $2 million, payable in quarterly installments. This agreement expired on October 31, 2015 and was automatically renewed for one-year. This agreement will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew no later than ninety (90) days prior to the expiration of the term. This agreement may only be terminated by Platform upon a vote of a majority of its directors. In the event that this agreement is terminated by Platform, the effective date of the termination will be six (6) months following the expiration of the renewal term. Platform incurred $2 million during 2015 under this agreement.
Additional Stock Issuances to our Officers, Directors and Stockholders
On March 17, 2016, 3,821 shares of common stock were issued to each of Messrs. Michael F. Goss and E. Stanley O’Neal, directors of Platform. On March 17, 2015, the Board of Directors had approved the grant to each of them of 3,821 restricted stock units (“RSUs”) for compensation of their directors' duties in 2014, subject to the signature of the related award agreements. Each RSU, which represented a contingent right to receive one share of Platform's common stock, vested on March 17, 2016.
On April 16, 2015, 400,000 shares of Platform's common stock were issued to Mr. Daniel H. Leever upon conversion of 400,000 shares of PDH Common Stock, held through his membership in Tartan. Since October 31, 2014, shares of PDH Common Stock are convertible, at the option of the holder, into a like number of shares of Platform's common stock and, as mentioned above, subject to certain contractual lock-up restrictions.
On December 31, 2014, the Board approved a stock dividend of 10,050,290 shares of our common stock with respect to our outstanding shares of Series A preferred stock (the "Series A Preferred Stock"), which represented 20% of the appreciation of the market price of our common stock over our initial public offering price of $10.00 multiplied by the total initial offering shares. The dividend price was $22.85 and the shares were issued on January 2, 2015 based on the volume weighted average price of $23.16 on December 31, 2014. Starting with fiscal year 2015, the dividend amount is calculated based on the appreciated stock price compared to the highest dividend price previously used in calculating the Series A Preferred Stock dividends. Based on the dividend price of $22.85 used in 2014, no stock dividend was declared in 2015 with respect to the Series A Preferred Stock.
Risk Management and Oversight
The Board of Directors oversees our risk management process, including the Company-wide approach to risk management, carried out by our management. The Board of Directors determines the appropriate levels of risk for the Company, generally assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our Board maintains the ultimate oversight responsibility for the risk management process, each of the Committees oversees risk in certain specified areas, as indicated in the descriptions of each of the Committees above and in their respective charters.
The Audit Committee plays a key role in the Board’s exercise of its risk oversight function. The Audit Committee is primarily responsible for overseeing matters involving the Company’s financial and operational risks, and for the guidelines, policies and processes for managing such risks, including internal controls. The Audit Committee conducts its risk oversight in a variety of ways, including reviewing management’s assessment of the Company’s internal control over financial reporting, reviewing the results of regulatory examinations, and receiving quarterly reports on legal and regulatory matters. Additionally, the Company’s independent registered public accounting firm regularly discusses risks and related mitigation measures that may arise during its regular reviews of the Company’s financial statements with the Audit Committee. To ensure candid and complete reporting, the Audit Committee regularly meets in separate executive sessions with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm.
The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Pursuant to its charter, the Compensation Committee reviews and discusses annually the relationship between risk management policies and practices and compensation.
Based on a comprehensive review and analysis of our 2015 incentive plans and programs, the Compensation Committee believes that these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. The Compensation Committee considered the following factors as part of its review and analysis:

•	Rigorous oversight from the Board, Compensation Committee and senior management with discretion to award and/or reduce payouts if excessive risk is taken;

•	Link between individual performance targets and the strategic corporate and financial goals established by the Board;

•	Properly balanced pay mix between fixed and variable compensation;

•	Annual cash incentive plan that measures business performance through profitability, revenue growth and cash flow metrics; and

•
Long-term equity awards in the form of non-qualified stock options ("SOPs"), time-based RSUs and/or performance-based RSUs depending upon various financial performance of the Company and corporate performance metrics tied to each executive officer’s responsibilities.

The Nominating and Policies Committee is responsible for overseeing the management of risks associated with the independence of the members of our Board of Directors. Pursuant to the instructions of the Board of Directors, management regularly reports on applicable risks to the relevant Committee or the Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and the Committees.
During the year, the Chairman of the Board will receive input on the Board’s performance from the directors and will discuss the input with the full Board and oversee the full Board’s review of its performance. The assessment will focus on the Board’s contributions to the Company and specifically focus on areas in which the Board or management believes that the Board or any of its Committees could improve. This process also includes annual self-assessments by each Committee, relying on a review process similar to that used by the Board, with performance criteria for each Committee established on the basis of its charter. These self-evaluations are discussed with the full Board following the end of each fiscal year.

Director Compensation
The Company utilizes a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. The Company believes a meaningful portion of a director’s compensation should be provided in RSUs. In determining compensation, the Compensation Committee takes into consideration the responsibilities of the directors and fees being paid by other companies comparable to the Company. Directors who are employed by the Company, currently only Mr. Sachdev, receive no compensation or fees for serving as a director or for attending Board or Committee meetings. Directors who are not employed by the Company receive cash and stock compensation as described below.
Executives of the Company do not have a substantive role in setting director compensation, but certain executives, including our Chief Executive Officer, Chief Financial Officer and Vice President - Human Resources, at the request of the Compensation Committee, assist in developing compensation proposals for consideration by the Compensation Committee.
The director compensation cycle begins on January 1st of each year. All non-executive directors are entitled to an annual fee of $50,000, paid quarterly. Members of any of our Committees are entitled to an additional annual fee of $2,000. The chairman of our Audit Committee is entitled to an additional $10,000 annual fee, and each of the chairmen of our Compensation Committee and Nominating and Policies Committee is entitled to an additional $7,500 annual fee. In addition, certain non-executive directors are granted annually a number of RSUs equal to $100,000 at the date of issue. Unless indicated otherwise in the applicable RSU award agreement, such RSUs vest on the date of the following year’s annual meeting or not later than thirteen (13) months from the date of issuance. Non-employee directors with more than one year of service are expected to directly own at least 1,000 shares of our common stock.
In 2015, Messrs. Goss and O’Neal received compensation for their respective services on the Board. Each of Messrs. Ashken, Berggruen and Israel waived their respective fees related to their directorship. Neither Mr. Martin E. Franklin, who serves as our founder director, nor Mr. Daniel H. Leever or Mr. Wayne M. Hewett, former Chief Executive Officer and President, respectively, and former directors of the Board, were entitled to receive any additional compensation for their services as directors. Mr. Rakesh Sachdev, appointed as Chief Executive Officer and a director of the Board effective January 2016, is not entitled to receive any additional compensation for his services as a director either. Information regarding executive compensation of our Named Executive Officers for 2015 is set forth under the “2015 Summary Compensation Table” below.
Effective January 1, 2016, Mr. Ashken will receive compensation for his services as a director.

The following table sets forth the compensation for non-employee directors who served on our Board in 2015. Fees indicated in the table are payable quarterly in arrears. Directors are also reimbursed for travel and related expenses incurred in connection with their directors' duties, including attending meetings. Such amounts are not reflected in the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Martin E. Franklin...............	—	—	—	2,000,000	2,000,000
Ian G.H. Ashken..................	—	—	—	—	—
Nicholas Berggruen.............	—	—	—	—	—
Michael F. Goss...................	60,000	103,358	—	—	163,358
Ryan Israel...........................	—	—	—	—	—
E. Stanley O’Neal................	57,500	103,358	—	—	160,858

(1)	The amounts shown include the annual non-executive director fee and additional Committee and Committee chair fees for all directors.

(2)
The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of RSUs granted to directors in 2015 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2015 grants, refer to Note 6 in our financial statements for the fiscal year ended December 31, 2015, which is included in our annual report on Form 10-K filed with the SEC on March 11, 2016.

(3)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. There was no options granted in 2015 and no director has any unexercised options (vested or unvested) as of December 31, 2015. For complete beneficial ownership information relating to our directors, see “V. SECURITY OWNERSHIP” below.

(4)
Represents fees paid to Mariposa Capital, LLC, an affiliate of Mr. Martin E. Franklin, pursuant to the Advisory Services Agreement. See “II. CORPORATE GOVERNANCE - Certain Relationships and Related Transactions” above.

(5)
Platform entered into Director and Officer Indemnification Agreements with each of its current directors and officers. Such Indemnification Agreements generally provide that Platform shall indemnify each director or officer to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer of Platform. The Indemnification Agreements also include rights to advancement of expenses and contribution.

The following table sets forth the aggregate number of RSUs and unexercised stock options outstanding at December 31, 2015 for each of our directors who served on our Board during the fiscal year ended December 31, 2015:

Name	Aggregate Number of Restricted Shares Outstanding at December 31, 2015	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2015
Martin E. Franklin................	—	—
Daniel H. Leever(1)................	—	—
Wayne M. Hewett...................	—(2)	—
Ian G.H. Ashken..................	—(3)	—
Nicholas Berggruen.............	—	—
Michael F. Goss...................	3,821(4)(5)	—
Ryan Israel...........................	—	—
E. Stanley O’Neal................	3,821(4)(5)	—

(1)
Mr. Daniel H. Leever retired as Chief Executive Officer, President and Vice Chairman of the Board in December 2015. Mr. Rakesh Sachdev was appointed Chief Executive Officer and a director of the Board, effective January 2016.

(2)
This amount does not include 213,402 RSUs granted to Mr. Hewett in February 2015, which were immediately forfeited upon his resignation as President of Platform and a director of the Board in August 2015.

(3)	Does not include 11,325 RSUs granted by the Board to Mr. Ashken on April 4, 2016 for compensation of his directors’ duties in 2015.

(4)
These RSUs vested on March 17, 2016. Each RSU represented a contingent right to receive one (1) share of our common stock. On March 17, 2016, 3,821 shares of common stock were issued to each of Messrs. Goss and O'Neal.

(5)	Does not include 12,570 RSUs granted by the Board to each of Messrs. Goss and O’Neal on March 16, 2016 for compensation of their directors’ duties in 2015.

III.    EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is a list of all our executive officers as of April 15, 2016. Biographical information with respect to Mr. Rakesh Sachdev is set forth above under “PROPOSAL 1 – ELECTION OF DIRECTORS.” Biographical information with respect to Mr. Sanjiv Khattri is included in Part I, Item 1, “Senior Management of Platform” in our annual report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 11, 2016. Mr. Gliklich's updated biography is included below.

Name	Age	Title

Rakesh Sachdev	60	Chief Executive Officer
Sanjiv Khattri	51	Executive Vice President and Chief Financial Officer
Benjamin Gliklich	31	Executive Vice President - Operations and Strategy
Benjamin Gliklich is Platform's Executive Vice President – Operations and Strategy. Mr. Gliklich was appointed in this role in April 2016, after having served as Chief Operating Officer from October 2015 to April 2016; Vice President – Corporate Development, Finance and Investor Relations of Platform from January 2015 to October 2015 and Director of Corporate Development from May 2014 to January 2015. Prior to joining Platform, Mr. Gliklich was a senior associate at General Atlantic, a global growth-oriented private equity firm. Earlier in his career, Mr. Gliklich was an associate in the investment banking division of Goldman Sachs & Co. Mr. Gliklich holds an A.B. Cum Laude from Princeton University and a M.B.A with distinction from Columbia Business School.
IV.    EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary
This Compensation Discussion and Analysis describes the principles, objectives, and elements of our executive compensation program, which is generally applicable to each of our senior officers. However, this Compensation Discussion and Analysis focuses primarily on the program as applied to our Chief Executive Officer and the other executive officers included in the Summary Compensation Table, whom we refer to collectively in this Proxy Statement as the “Named Executive Officers.”
For 2015, our Named Executive Officers were the following current and former executives:

•	Daniel H. Leever, former Chief Executive Officer (until December 14, 2015);

•	Sanjiv Khattri, Chief Financial Officer (effective September 14, 2015);

•	Frank J. Monteiro, former Chief Financial Officer (until September 14, 2015);

•
Benjamin Gliklich, Executive Vice President - Operations and Strategy (effective April 4, 2016); Chief Operating Officer (from October 5, 2015 to April 4, 2016); VP - Corporate Development, Finance and Investor Relations (from January 8, 2015 to October 5, 2015); Director of Corporate Development (from May 2014 to January 8, 2015);

•	Scot R. Benson, President - Performance Solutions (effective February 18, 2015); and

•	John L. Cordani, Vice President - Legal and Secretary.
2015 Financial Highlights, Business Developments and Strategic Key Appointments
Key 2015 financial results were as follows:

•	Net sales totaled $2.54 billion, an increase of $1.70 billion, or 201.5%, as compared to last year.

•	Gross profit totaled $992 million, or 39.0% of net sales, representing an increase of $595 million, or 150.1%, as compared to $397 million, or 47.0% of net sales, for last year.

•	Adjusted EBITDA was $568 million vs. $212 million in the prior period, representing an increase of 168%.
For a reconciliation of adjusted EBITDA to GAAP net (loss) income attributable to stockholders, see ANNEX A - RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES to this Proxy Statement. For a discussion of the Company’s use of non-GAAP financial measures, see page F-61 of our annual report on Form 10-K for the year ended December 31, 2015 under Note 23, Segment Information, to our Consolidated Financial Statements.
In 2015, we announced and completed three acquisitions. Within our Performance Solutions segment, we acquired the Electronic Chemicals and Photomasks businesses of OM Group, Inc. in October 2015 and Alent plc in December 2015. We believe these acquisitions are highly complementary to the MacDermid Acquisition. In early 2016, we also completed the acquisition of a subsidiary of OM Group, Inc. located in Malaysia, which was included in our Performance Solutions segment. Within our Agricultural Solutions segment, we acquired Arysta in February 2015, which complemented the acquisition of the Chemtura Agricultural Solutions business of Chemtura Corporation and Percival, S.A., including its agrochemical business, Agriphar, both completed in 2014. Each of these strategic combinations brought together leading niche providers of specialty chemical products, enhanced our product portfolio, broadened our customer base and improved our cost structure. We believe that combining these highly-complementary companies will provide an opportunity to unlock substantial value through the realization of material costs synergies and sales growth.
In 2015 and early 2016, we also appointed a series of key executives with deep leadership, strategy and execution experience. We believe each of these individuals has the ability to lead the Company towards its goal of becoming a "best-in-class" global, diversified specialty chemicals company. These strategic appointments were as follows:
Rakesh Sachdev, Chief Executive Officer - Effective January 5, 2016, Mr. Sachdev was appointed Chief Executive Officer of Platform. Mr. Sachdev, formerly President and Chief Executive Officer of Sigma-Aldrich Corporation, brings extensive management experience at leading public companies, and under his leadership we are continuing our strategy of focusing on capital efficiency and on maximizing returns to create sustainable, long-term value for our stockholders.
Sanjiv Khattri, Executive Vice President and Chief Financial Officer - Effective September 14, 2015, Mr. Khattri was appointed Chief Financial Officer of Platform. Prior to joining Platform, Mr. Khattri served as Chief Financial Officer and Executive Vice President of Covanta Holding Corporation.
Benjamin Gliklich, Executive Vice President - Operations and Strategy - Effective April 4, 2016, Mr. Gliklich was appointed Executive Vice President - Operations and Strategy of Platform after having most recently served as Chief Operating Officer of the Company since October 2015.
Scot R. Benson, President - Performance Solutions - Effective February 18, 2015, Mr. Benson was appointed President of Platform's Performance Solutions, one of the two reporting segments of Platform. Mr. Benson joined MacDermid in 1999.  His previous positions at MacDermid included President of MacDermid Advanced Surface Finishes and Graphics Solutions and President of MacDermid Graphics Solutions.
Diego Lopez Casanello, President - Agricultural Solutions - Effective February 1, 2016, Mr. Lopez Casanello was appointed President of Platform's Agricultural Solutions, one of the two reporting segments of Platform. Mr. Lopez Casanello joins Platform with over 20 years of experience at global diversified chemicals manufacturer BASF, having most recently served as Senior Vice President and head of the Agricultural Products Division, Asia Pacific.
Compensation Philosophy and Objectives

Our compensation philosophy is to provide competitive salaries and incentives to executives to achieve superior financial performance. Our executive compensation program is designed to meet the following objectives:

•	Attract and retain executive officers who contribute to our success;

•	Align compensation with our business mission, strategy and goals;

•	Align the interests of our executive officers with the interests of our stockholders; and

•	Motivate and reward high levels of performance.
These objectives collectively seek to link compensation to our overall financial performance, which helps to ensure that the interests of our Named Executive Officers are aligned with the interests of our stockholders. These objectives serve as guiding principles in our compensation program design.
In 2015, the Compensation Committee continued to examine and refine our compensation philosophy, objectives and strategy as part of our ongoing efforts to establish and maintain best practice in this area and corporate governance in general. The Compensation Committee's guiding principles and objectives are to assure that the Company’s compensation and benefits policies attract and retain the key employees necessary to support the Company's growth and success, both operationally and strategically, and to motivate the executives to achieve both short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value. In making determinations about compensation, the Compensation Committee places a great emphasis on the following factors specific to the relevant individual and his/her role:
•performance and long-term potential;
•nature and scope of the individual's responsibilities; and
•effectiveness of the individual in supporting our long-term goals.
Considering these objectives and factors, it is our practice to deliver a significant part of executive compensation in the form of performance-based RSU and/or SOP awards with multi-year vesting. Our use of such awards, with vesting contingent on achieving specific financial performance metrics, further reinforces the performance-driven nature of our executive compensation program.
Checklist of Executive Compensation Practices
We strive to follow best practices in our executive compensation program. Key features of this program are set forth below:

What We Do?		What We Don't Do?
✓	Pay for performance with a vast majority of pay being performance-based and not guaranteed	✗	Pay dividend equivalents on stock options and unvested RSUs
✓	Balance short and long-term incentives	✗	Provide tax gross-ups for change-in-control payments
✓	Use multi-year vesting terms for all executive officer equity awards	✗	Provide excessive perquisites to any executive officer
✓	Have meaningful stock ownership and share retention guidelines	✗	Allow hedging, pledging or short sales of Platform stock
✓	Use an external, independent compensation consulting firm that provides no other services to the Company

Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan
All our RSU grants, non-qualified SOP grants and long-term cash bonus awards are granted under the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan (the "2013 Plan"), which was approved by the stockholders of the Company in June 2014. The 2013 Plan is administered by the Compensation Committee, except as stated in the plan. The Board approved a maximum of 15,500,000 shares of common stock (subject to increase in accordance with the terms of the 2013 Plan) to be issued under the 2013 Plan. As of December 31, 2015, 365,792 shares of common stock had been issued and 831,436 RSUs were outstanding.
Oversight of Executive Compensation Program
Role of the Compensation Committee
Our Compensation Committee makes compensation decisions and is responsible for overseeing and awarding grants under the 2013 Plan. Our Compensation Committee consists entirely of independent directors, as defined under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service. The three members of our Compensation Committee were appointed by the Board, and each has considerable experience in executive compensation issues and management development. No member of the Compensation Committee has ever been an officer or employee of the Company, nor is there a direct or indirect relationship between any of the members of the Compensation Committee and any of our current or former executive officers. Procedurally, the Compensation Committee reviews all matters of executive compensation and recommends such matters for approval by all of the independent members of the Board who are both “non-employee directors” for the purposes of Section 16 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. All references in this Compensation Discussion and Analysis to the Board of Directors refer to such independent members of the Board.
The Compensation Committee is also generally responsible for establishing and overseeing our compensation philosophy and our executive compensation policies and programs, as well as evaluating the performance of and setting the compensation of our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers. When making compensation decisions, the Compensation Committee analyzes data from our peer group and considers the dynamics of operating in the global specialty chemicals industry, the importance of rewarding and retaining talented, experienced executive officers to continue to guide the Company, and alignment of executive compensation programs with stockholders' interests.
Role of Executives in Establishing Compensation
Our Chief Executive Officer makes recommendations to the Compensation Committee regarding job leveling and grading for the other Named Executive Officers and other senior level employees. During 2015, our Vice President - Legal and Secretary attended all Compensation Committee meetings. The Compensation Committee also meets in executive session where some or all of our executives are present. Our Chief Executive Officer also reviews meeting materials with the Chairman of the Compensation Committee prior to scheduled meetings. Under the Compensation Committee's charter, the Compensation Committee must review the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of the corporate goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee considers the Company’s performance and total shareholder return ("TSR"), the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years.

Elements of the Company's Compensation Program
Platform’s total executive compensation package is designed to allow the Company to attract, motivate, and retain top-quality executives. Most of our compensation components simultaneously fulfill one or more of these principles and objectives. This year, these components consist of (1) base salary, (2) annual cash incentive compensation, (3) long-term incentive cash and equity compensation, and (4) limited perquisites and other benefits.

In 2015, as in prior years, our approach has been to provide Named Executive Officers with a base salary, an annual cash bonus opportunity and long-term incentive compensation that were generally competitive with the level of those elements paid for comparable positions at comparable companies.
We view each component of executive compensation as related but distinct, and we also review total compensation of our executive officers to ensure that our overall compensation objectives are met. The levels of compensation at competitive companies, derived from compensation surveys provided by outside consultants, as well as other factors such as the Company’s performance, growth and relative TSR, achievement of specific financial goals, a subjective determination of the executive’s past performance and expected future contributions to the Company and the awards given to the executive in the past, are used for comparison in establishing the Company’s overall compensation plan for certain executive officers.
While we have identified particular compensation objectives that each element of executive compensation serves, our compensation program is designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.
The following table summarizes each of the primary components of the Company’s executive compensation program, the reasons why the Company uses them and certain of their characteristics:

Component	Purpose	Characteristics
Base Salary	To reflect both the role and responsibility of the executive officer, consistent with competitive market data, and the individual performance of such executive officer	Fixed cash compensation

Annual Cash Incentive Compensation	To incentivize management to achieve the annual corporate financial and strategic goals set by the Board	Performance-based and variable cash bonus opportunity

Long-Term Cash Bonus Plan and Equity Incentive Compensation	To incentivize management to achieve longer-term corporate and stock price appreciation goals set by the Board and ensure management's interests are aligned with stockholders' interests
Performance-based cash and equity compensation with variables based on various financial and corporate performance metrics, which are different from those used for the annual cash incentive compensation program

Benefits and Other Perquisites	To provide other benefits competitive with market and encourage appropriate attention to health and security	Include 401(k) plan, ESPP, life insurance, medical and dental insurance and post-employment benefits
Our executive compensation program has evolved in a manner consistent with the Compensation Committee’s view of current best practices. In March 2015, after consulting with Hay Group, a nationally-recognized compensation consulting firm, the Compensation Committee also adopted an equity holding policy to set the Chief Executive Officer's holding requirements at five times base salary. See “Equity Holding Policy” below for a more detailed description of our equity holding policy.
Each of the primary elements of our executive compensation program is discussed in more detail below:

Base Salary
In general, base salaries for our Named Executive Officers are initially established through arm’s-length negotiation at the time the executive officer is hired or promoted, taking into account such executive officer’s qualifications, experience and prior salary. Our aim is to offer base salaries that are cost-effective while also remaining competitive for the retention and recruitment of talented executives. Adjustments to base salaries are based on the scope of a Named Executive Officer’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the Named Executive Officer's current salary, equity ownership and the amounts paid to a Named Executive Officer's peers inside our Company by conducting an internal analysis, which compares the pay of each Named Executive Officer to other members of the management team. Base salaries are also benchmarked against the practices of peer companies and reviewed, from time to time, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our Named Executive Officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.
On March 17, 2015, the Compensation Committee set the base salaries of Messrs. Leever, Monteiro, Gliklich and Cordani at $900,000, $429,000, $350,000 and $347,000, respectively. The base salaries of Messrs. Sachdev and Khattri are set in their respective employment agreements (described below in the narrative under "Potential Payments upon Termination or Change in Control" and under "Employment Arrangements - Sanjiv Khattri, Executive Vice President and Chief Financial Officer" below) at $1.0 million and $550,000, respectively. Mr. Scot R. Benson's 2015 base salary was $458,022.
The actual base salary earned by each Named Executive Officer during fiscal year 2015 is set forth in the “2015 Summary Compensation Table” below.
Annual Cash Incentive Compensation
Our cash incentive bonuses are awarded pursuant to our annual cash bonus program (the “Annual Bonus Program”) designed to provide incentives to achieve financial and operational performance targets set in conjunction with the annual business planning process. Our Named Executive Officers are eligible to receive an annual performance-based cash bonus based on (1) the Company's business performance and (2) their individual overall performance and contributions. Historically, the Company has been more focused on cash compensation, and cash bonus awards in particular. Going forward, we intend to adopt a balanced mix of cash and equity awards.
Annual cash incentives are only paid if the Company or the business unit, as applicable, achieves certain profit goals for the fiscal year. If such goals are not met, no annual performance-based compensation is granted to participants.
Our Compensation Committee establishes the annual target cash bonus opportunity or “target bonus” for each participating employee as a percentage of his or her current base salary. Target bonuses are set based on the employee’s position, his or her experience, responsibilities, and prior year’s performance. The target bonuses for each of Messrs. Sachdev and Khattri were established in their respective employments agreements at a minimum of 100% of their respective annual base salaries. Individual objectives impact this portion of the cash bonus only if the established adjusted earnings per share ("EPS") level is achieved and then, only negatively in the Compensation Committee’s discretion (i.e., depending on the executive’s performance against his or her individual objectives, the Compensation Committee can decrease this portion of the cash bonus). For a definition of adjusted EPS and other related non-GAAP measures definitions, see ANNEX A - RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES to this Proxy Statement.
The 2015 goals included a target adjusted EPS of $1.25; provided that if foreign currency exchange rates with the U.S. Dollar vary by more than 5% from the exchange rates used in establishing these goals, then the Compensation Committee would reasonably adjust such goals in accordance with the exchange rate variation, with the Compensation Committee determining the applicable basket of currencies to be used in such valuation.

For 2015, the target bonuses of each Named Executive Officer, expressed as a percentage of their base salary, were as indicated in the table below. The target and stretch percentages of Messrs. Leever, Monteiro, Gliklich and Cordani were based on Platform's annual performance as a consolidated company. The target and stretch percentages of Mr. Benson were aligned to the business unit performance level of Platform's Performance Solutions segment, which, as such, had different profitability results than that of Platform.

Name Executive Officer	2015 Target Adjusted EPS	2015 Stretch Adjusted EPS
Daniel H. Leever	100%	200%
Sanjiv Khattri(1)	—	—
Frank J. Monteiro	75%	125%
Benjamin Gliklich	75%	125%
Scot R. Benson	75%	125%
John L. Cordani	50%	75%
(1) Mr. Sanjiv Khattri was appointed as Chief Financial Officer of Platform, effective September 14, 2015.
In 2015, Platform's adjusted EPS did not meet either the target adjusted EPS level or the stretch adjusted EPS level, leading to payment of no annual cash bonuses to Messrs. Khattri, Gliklich and Cordani. Performance Solutions' performance level reached 120% of the 2015 business unit currency adjusted target level of approximately $214 million adjusted EBITDA. As a result, Mr. Benson, as President of Performance Solutions, received a $425,000 cash bonus reflecting such profitability results. Mr. Monteiro, whose initial target and stretch percentages were aligned with Platform's annual performance, received a discretionary bonus of $100,000 to reflect his appointment as Chief Operating Officer of Performance Solutions in September 2015, and his contribution to the business unit performance since then which, as indicated above, exceeded target level.
The target and actual bonuses of the Named Executive Officers for 2015 are summarized in the table below:

Name Executive Officer	2015 Target Annual Cash Bonus ($)	2015 Actual Annual Cash Bonus ($)
Daniel H. Leever(1)	900,000	N/A
Sanjiv Khattri(2)	—	—
Frank J. Monteiro(3)	321,750	100,000
Benjamin Gliklich	262,500	—
Scot R. Benson(4)	343,516	425,000
John L. Cordani	173,500	—

(1)
In connection with his retirement in December 2015, Mr. Leever is entitled to receive an amount equal to two (2) times his base salary and target cash bonus, as well as his accumulated benefits under the Pension Plan and the SERP. See "Employment Arrangements - Daniel H. Leever, Former Chief Executive Officer" below.

(2)	Mr. Khattri was appointed as Chief Financial Officer of Platform, effective September 14, 2015.

(3)	Mr. Monteiro was appointed as Chief Operating Officer of Performance Solutions, effective September 14, 2015.

(4)	Mr. Benson was appointed President of Performance Solutions, effective February 18, 2015.
The actual annual cash bonus payments received by each Named Executive Officers in 2015 are shown in the "Non-Equity Incentive Plan Compensation" column of the "2015 Summary Compensation Table" below.

Long-Term Cash Bonus Plan (LTCB) and Equity Incentive Compensation

We use long-term cash and equity awards as our long-term incentive compensation vehicles. These are composed of long-term cash awards, time-based RSUs, performance-based RSUs and non-qualified SOPs grants. Awards are typically made in the first quarter of the fiscal year, in connection with other annual compensation decisions. We believe that equity compensation is an effective means of creating a long-term link between the compensation provided to officers and other key management personnel and relative stockholder return. We expect our Named Executive Officers and other key management personnel to be and remain substantial stockholders in the Company and retain a significant portion of any equity awards after those awards have vested.

Long-Term Cash Bonus Plan Awards. During the year ended December 31, 2015, the Company established the Long-Term Cash Bonus Plan under the 2013 Plan (the "LTCB Plan"). We believe that long-term cash bonus awards incentivize management to achieve longer-term corporate and stock price appreciation goals set by the Board, upon recommendation of the Compensation Committee, while ensuring management's interests are aligned with stockholders' interests.

LTCB Plan awards are granted by the Board, upon recommendation of the Compensation Committee, on a discretionary basis, and depend upon various financial performance and corporate performance metrics tied to each executive officer’s responsibilities. In general, benefits under the LTCB Plan vest over periods ranging from 31 to 60 months and include adjusted EBITDA performance targets, subject to appropriate and equitable adjustments by the Compensation Committee to reflect any subsequent acquisition, divestiture or other corporate reorganizations, as necessary. Certain awards depends on a set of adjusted EBITDA targets: 60% vest if a certain first adjusted EBITDA target for a first measurement year is met; and 40% vest if a certain second adjusted EBITDA target for a second measurement year is met. If the first adjusted EBITDA target is missed on the first measurement year but the second adjusted EBITDA target is achieved in the second measurement year, then 100% of the cash bonus award will vest.

Such LTCB Plan awards are typically paid after the end of the second measurement year. The adjusted EBITDA metrics were chosen because of their relevance to our corporate strategy and objectives for the respective performance periods at the time of grant, the ability of executive officers to impact achievement of the performance goals, and our belief that achieving or exceeding these goals should result in sustained increases to stockholder value over the longer-term. The adjusted EBITDA performance targets remain in all circumstances subject to potential adjustments by the Compensation Committee, which has plenary discretion in determining the components and accounting principles that are considered in calculating the applicable adjusted EBITDA.

Restricted Stock Unit (RSU) Awards. RSUs awards represent shares of our common stock that are not issued to the award recipient until after the end of a certain restriction period or the attainment of specified performance objectives in addition to the satisfaction of any other applicable conditions. Accordingly, holders of RSUs have no voting rights with respect to the RSUs they received. The Compensation Committee may grant either time-based or performance-based RSUs, on a discretionary basis. The vesting of the performance-based RSUs typically depend upon various financial performance and corporate performance metrics tied to each executive officer’s responsibilities. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform.

For information about the RSU awards granted by the Compensation Committee to the Named Executive Officers on March 16, 2016, see "Recent Compensation Highlights" below.
Non-Qualified Stock Options (SOP) Awards. Non-qualified stock options are stock options that do not qualify as incentive stock options. SOP awards entitle the holder to purchase shares of our common stock during a specified period at a purchase price set by the Compensation Committee. The holder has no rights and privileges of a stockholder of the Company with respect to any shares purchasable or issuable upon the exercise of the SOP, in whole or in part, prior to the date on which the shares subject to the SOP are issued. Each SOP granted under the 2013 Plan generally will be exercisable for a period of ten years from the grant date or for a lesser period if the Compensation Committee so determines. In no event will holders of stock options be entitled to dividends or dividend equivalents with respect to stock options. The shares subject to the SOP may, in certain circumstances, become immediately vested as of the date of a change in control of Platform.

For information about the SOP awards granted by the Compensation Committee to the Named Executive Officers on March 16, 2016, see "Recent Compensation Highlights" below.
Because vesting of our equity awards is tied to performance metrics and/or subject to continued employment, we believe our equity-based incentives encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the retention value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. Our Chief Executive Officer makes recommendations with respect to grants for each Named Executive Officer (other than himself) to the Compensation Committee. However, the Board of Directors retains full discretion to set the grant amount. In determining the type and size of a grant to an executive officer, the Compensation Committee, in consultation with the Board of Directors, generally considers, among other things:

•	the Company and individual performance;

•	the executive officer’s current and expected future contributions to the Company;

•	the effect of a potential award on total compensation and pay philosophy; and

•	internal pay equity relationships.
For the Company's equity grants made in 2016 with respect to 2015 performance, see "Recent Compensation Highlights" below. For complete information relating to the number and value of the Company’s long-term equity grants made in 2015 to each Named Executive Officer, see the column titled "Stock Awards" of the 2015 Incentive Compensation Table; the “2015 Outstanding Equity Awards at Fiscal Year End” table; and the columns titled "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards table below.
Benefits and Other Perquisites
We provide employees with a wide range of employee benefits that are designed to assist in attracting and retaining employees critical to our long-term success and to reflect the competitive practices of the companies included in our peer group. In addition to base salary, annual cash incentive compensation, and long-term incentive cash and equity compensation, we provided and continue to provide (except as set forth below) the following executive benefit programs to our Named Executive Officers and other executives:
Retirement Plans. The MacDermid, Incorporated Employees’ Pension Plan, as amended and restated (the "Pension Plan"), is a non-contributory domestic defined benefit pension plan, which provides retirement benefits based upon years of service and compensation levels. The Pension Plan was frozen and closed to new participants on December 31, 2013 in connection with the MacDermid Acquisition.  The Company also used to sponsor a Supplemental Executive Retirement Plan ("SERP") that entitles certain executive officers, including certain of our Named Executive Officers, to the difference between the benefits actually paid to them and the benefits they would have received but for restrictions imposed by the Internal Revenue Service Code, which relate to the amount of annual compensation which may be taken into account in determining benefits under the SERP.  Covered compensation under the SERP includes an employee’s annual salary and bonus. Like the Pension Plan, the SERP was discontinued after the MacDermid Acquisition. As of the date hereof, only Messrs. Monteiro, Benson and Cordani are participants in the Pension Plan and the SERP. Mr. Leever was also a participant under both plans until his retirement in December 2015. The Pension Plan and the SERP are described in the narrative following the "Pension Benefits - Fiscal Year 2015" table below. The benefits payable to each Named Executive Officers (determined on a present value basis), as applicable, are also set forth in the "Pension Benefits - Fiscal Year 2015" table below.
Employee Savings & 401(k) Plan. Effective January 1, 2014, all of our domestic employees, including our Named Executive Officers, are eligible to participate in our tax-qualified Platform Specialty Products Employee Savings & 401(k) Plan (the “PSP 401(k) Plan”). Pursuant to the PSP 401(k) Plan, all employees may elect to contribute a portion of their current compensation to the PSP 401(k) Plan, in an amount up to the statutorily prescribed annual limit. The

PSP 401(k) Plan provides the option for the Company to make match contributions, non-elective contribution or profit sharing contributions. Participants may also direct the investment of their PSP 401(k) Plan accounts into several investment alternatives, including the investment into shares of Platform's common stock. In 2015, the Company matched 50% of the first 6% of the employee's eligible deferral. In addition, a non-elective contribution of 3% of eligible compensation of 2015 was allocated to eligible participants who were credited with at least 1,000 hours of service in the year for which the contributions are made and employed by the Company on the last day of that plan year. There were no profit sharing contributions for 2015. Company matching and non-elective contributions allocated to each Named Executive Officer under the PSP 401(k) Plan are shown in the "All Other Compensation" column in the “2015 Summary Compensation Table” below.

Employee Stock Purchase Plan. Our Platform Specialty Products Corporation 2014 Employee Stock Purchase Plan (the “ESPP”) was ratified by the Company’s stockholders at the 2014 annual meeting held on June 12, 2014. The purpose of the ESPP is to (i) provide eligible employees of Platform (or any subsidiary or affiliate that has been designated by the administrator to participate in the plan) a convenient method of becoming stockholders of Platform, (ii) encourage employees to work in the best interests of Platform’s stockholders, (iii) support recruitment and retention of qualified employees, and (iv) provide employees an advantageous means of accumulating long-term investments.  We believe that employees’ participation in the ownership of the business will be to the mutual benefit of both the employees and Platform.
Defined Benefit Post-Retirement Medical and Dental Plan. The Company sponsors a Defined Benefit Post-Retirement Medical and Dental Plan (the "Health Plan") that covers all of its domestic full-time employees, hired prior to April 1, 1997, who retire after age 55, with at least 10 to 20 years of service (depending upon the date of hire). Eligible employees of 65 years old and over receive a subsidy from the Company towards the purchase of their retiree medical benefits.  The subsidy level is based on the date of retirement from MacDermid.  As of the date hereof, Mr. Daniel H. Leever is the only retiree under the Heath Plan, and is entitled to continued coverage for his lifetime or until the Health Plan is terminated.
Other Perquisites. Other benefits, such as life insurance, paid time off, matching charitable gifts and tuition reimbursement, are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees.

Other Compensation-Related Practices and Policies
Change in Control Agreements
As described under “Executive Change in Control Agreements” below, in April 2016 we have entered into change in control agreements with Mr. Rakesh Sachdev, Chief Executive Officer, certain Named Executive Officers and other executives designated by the Compensation Committee. The change in control agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company and separation from service from within a period from six (6) months prior to a change in control to two (2) years after the change in control. Consistent with the provisions of our 2013 Plan, in the event of a change in control, the executive also vests in full in outstanding incentive programs and equity awards.
In line with best practices, our change in control agreements:

•	do not have a liberal definition of "change in control;"

•	do not provide termination payments or benefits without involuntary job loss or substantial diminution of duties;

•	do not provide termination payments in excess of 2.99 times base salary and annual cash target bonus; and

•	do not provide for tax gross-ups.

The Compensation Committee will regularly review the change in control agreements as well as the list of executives eligible for such an agreement. We believe these agreements serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgment without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. The Compensation Committee believes from its experience and as advised by Hay Group, its compensation consultant, that such arrangements are competitive, reasonable and necessary to attract and retain key executives. These agreements do not materially affect the Compensation Committee’s annual compensation determinations, as the terms of such agreements are triggered only after a change in control.
Conditional Acceleration of Vesting of RSU Grants under the 2013 Plan
Unless otherwise specified in an award agreement, under the 2013 Plan, all grants vest upon a change in control (as defined in the 2013 Plan) of the Company if and only if the acquiring company does not assume or substitute our outstanding stock awards. With respect to the Named Executive Officers who entered into a change in control agreement, the terms of such change in control agreement supersedes, in the event of a change in control, the change in control provisions included in any equity grant agreement entered into between the Company and the executive under the 2013 Plan.
Summaries of the change in control definition under the 2013 Plan, which covers all our equity-based award agreements, and the change in control definition included in our change in control agreements are set forth under under "Potential Payments Upon Termination or Change in Control — Additional Information Regarding Potential Payments Upon Termination of Employment or Change in Control" and “Employment Arrangements — Executive Change in Control Agreements” below, respectively.
Clawback Policy
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires stock exchanges to adopt rules requiring listed companies to develop and implement a policy for recovery (i.e., clawback) of incentive-based compensation from executive officers in the event of the restatement of previously published financial statements resulting from a material accounting error, material non-compliance with financial reporting requirements or violations of U.S. securities laws.
In anticipation of the issuance of the final rules, each of our outstanding time-based or performance-based RSU award agreements, SOP award agreements and LTCB Plan award agreements effectively allows awards to be subject to clawback provisions to be adopted by the Company in the future whereby the Company may (i) cause the cancellation of the RSUs, SOPs or LTCB Plan awards, as applicable, (ii) require reimbursement of any benefit conferred under the RSUs, SOPs or LTCB Plan awards, as applicable, to the recipient or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2013 Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law.
Once the SEC approves final rules, the Compensation Committee will consider adopting a clawback policy as necessary to ensure compliance with such regulations.
Equity Holding Policy
In 2015, to ensure strong linkage between the interests of our management team and those of our stockholders, the Compensation Committee, after taking counsel from Hay Group, its compensation consultant, adopted an equity holding policy. Under such policy all officers of the Company, including the Named Executive Officers, and certain other employees who receive restricted equity grants are required to meet certain equity holding requirements within five (5) years after the later of (i) March 17, 2015, or (ii) the date such person becomes an officer of the Company or such employee first receives an equity grant. Holding requirements include:

•	Chief Executive Officer: five times base salary;

•	Other officers: two times base salary; and

•	Other management equity recipients: one time base salary.
Policy on Stock Trading and Hedging
Pursuant to Platform's Insider Trading Policy, executive officers and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the Company's securities. This prohibition includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered, securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize an executive's risk inherent in owning our stock, such as zero-cost collars and forward-sale contracts. This policy is designed to ensure compliance with the Company’s Insider Trading Policy and all other applicable insider trading rules.
Use of Consultants and Other Advisors
The Compensation Committee retains outside compensation and benefits consulting firms from time to time to respond directly to the Compensation Committee and its inquiries regarding management pay, compensation design and other related matters. In 2015, the Compensation Committee had retained Hay Group in connection with its responsibilities related to the Company’s executive officers and Board of Director compensation programs. Such consultant’s responsibilities to the Compensation Committee included:

•	meeting with the Compensation Committee to discuss the Company’s business strategy, competitive challenges, management processes and pay philosophy;

•
developing comparative market data and a peer group to establish a competitive market against which the Company can evaluate the competitiveness and structure of its current executive compensation program;

•	analyzing the Company’s current short- and long-term compensation programs and evaluating the Company’s compensation against the Company’s performance; and

•	reviewing and evaluating current employment terms for the Company’s executive officers.
In connection with such responsibilities, the Compensation Committee had directed Hay Group to work with members of management to obtain information necessary for them to form their recommendations and evaluate management’s recommendations. Hay Group also met with the Compensation Committee during the Compensation Committee’s regular meetings and in executive sessions where no members of management were present, and with the Compensation Committee chair and other members of the Compensation Committee outside of the regular meetings. Use of a particular consulting firm by the Compensation Committee does not preclude management from hiring the same consulting firm.
As part of the Company’s evaluation of Hay Group, the Compensation Committee considered the following independence factors: (i) that no other services were provided to us by Hay Group, (ii) the fees paid by the Company as a percentage of Hay Group’s respective total revenues, (iii) policies and procedures of Hay Group that are designed to prevent conflicts of interest, (iv) any business or personal relationships between Jim Bower, Hay Group’s advisor, and any member of the Compensation Committee, (v) any business or personal relationship of Hay Group, or its senior advisors, with the Company and/or any of the Company’s executive, and (vi) any Company’s securities owned by the senior advisors of Hay Group. The Compensation Committee discussed these considerations and concluded that the work performed by Hay Group and its senior advisors involved in the engagement did not raise any conflict of interest and that Hay Group is independent.
Benchmarking

In 2015, the Compensation Committee requested that Hay Group assist the Company with a comprehensive evaluation of its methodology for selecting and utilizing peer companies and to receive further guidance with respect to its executive compensation programs.
The Compensation Committee does not believe, however, that it is appropriate to make any compensation decisions, whether regarding base salaries or incentive pay, primarily based upon benchmarking to a peer or other representative group of companies. The information from outside consultants regarding pay practices at other companies has been provided to the Compensation Committee as a resource for its deliberations for executive compensation decisions and is useful in at least two respects. First, the Compensation Committee recognizes that compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that management and the Compensation Committee consider in assessing the reasonableness and appropriateness of our compensation programs. Although we do not target executive compensation to any peer group median, we strive to provide a compensation package that is competitive in the market and rewards each executive’s performance in executing the strategic and financial goals of the Company.
In 2015, the peer group developed by Platform with the assistance of Hay Group is as indicated below. In creating Platform's peer group, Hay Group considered the aggressive growth strategy of Platform via acquisitions of similar and value-added companies, as well as high performing, competitor companies within the same industry.

2015 Peer Group
Cabot Corporation	Kraton Performance Polymers, Inc.
Cytec Industries, Inc.	Minerals Technologies Inc.
Ferro Corporation	OMNOVA Solutions Inc.
H.B. Fuller Company	Quaker Chemical Corporation
Grace (W R) & Co.	Shulman (A.) Inc.
Innospec Inc.	Sensient Technologies Corporation
International Flavors & Fragrances Inc.	Zep Inc.
Accounting
Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a federal income tax deduction to public corporations for compensation greater than $1.0 million paid for any fiscal year to the corporation’s five Named Executive Officers. Our Compensation Committee has adopted a policy that states, where reasonably practicable, that the Compensation Committee will seek to have the variable compensation paid to our Named Executive Officers qualify for an exemption from the deductibility limitations of Section 162(m) of the Code. The Compensation Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) of the Code when it believes, in its judgment, that such payments are appropriate to attract and retain executive talent.

Recent Compensation Highlights
On April 4, 2016, as contemplated by the Director Compensation Policy previously adopted by the Board on October 31, 2013, the Board approved the grant to Mr. Ashken, director of Platform, of 11,325 RSUs for compensation of his director's duties in 2015. These RSUs will vest on April 4, 2017, provided that Mr. Ashken continues to serve as a director of Platform through and on such vesting date. Each RSU represents a contingent right to receive one (1) share of our common stock.
On March 16, 2016, the Compensation Committee granted the following RSU and SOP awards to our Chief Executive Officer and the Named Executive Officers (expressed as the target number of shares subject to such awards):

Name	Time-Based RSUs(2)	Performance-Based RSUs(2)	SOPs(3)
Rakesh Sachdev(1)	94,340	188,679	183,824
Daniel H. Leever	—	—	—
Sanjiv Khattri(1)	23,585	47,170	45,956
Frank J. Monteiro	14,528	29,497	—
Benjamin Gliklich	15,723	31,447	30,637
Scot R. Benson	15,723	31,447	30,637
John L. Cordani	6,289	12,579	12,255

(1)
Messrs. Sachdev's and Khattri's awards were granted pursuant to the terms and conditions of their respective employment agreements. See "Employment Arrangements - Sanjiv Khattri, Executive Vice President and Chief Financial Officer" below and "Potential Payments upon Termination or Change in Control - Additional Information Regarding Potential Payments Upon Termination of Employment or Change in Control - Rakesh Sachdev, Chief Executive Officer - Employment Agreement" below.

(2)
Each RSU, whether performance-based or time-based, represents a contingent right to receive one (1) share of our common stock and will vest on March 15, 2019, subject to continuous service. These RSUs may also, in certain circumstances, become immediately vested as of the date of a change in control of Platform. The performance-based RSUs will be earned and vested over a three-year performance period upon Platform's achievement of a certain (i) return on invested capital ("ROIC"), multiplied by the applicable ROIC modifier, as measured from January 1, 2016 to December 31, 2018, and (ii) relative TSR performance, multiplied by the applicable TSR modifier, as measured from March 16, 2016 to March 15, 2019, in each case, subject to continuous service as of each such date. For such purposes, TSR means the percentage change in the price of Platform's shares of common stock based on a thirty (30) calendar-day average up to each such date.

(3) The SOPs, which were granted at an exercise price of $7.95, expire in ten years and vest annually on a pro rata basis with 1/3 of the shares vesting on March 16 over three years, subject to continuous service as of each such date. The shares subject to the SOP may, in certain circumstances, become immediately vested as of the date of a change in control of Platform.
On March 16, 2016, as contemplated by the Director Compensation Policy previously adopted by the Board on October 31, 2013, the Board approved the grant to each of Messrs. Michael F. Goss and E. Stanley O’Neal, directors of Platform, of 12,570 RSUs for compensation of their directors' duties in 2015. These RSUs will vest on March 17, 2017, provided that each of them continues to serve as a director of Platform through and on such vesting date. Each RSU represents a contingent right to receive one share of our common stock.
Effective January 5, 2016, Mr. Rakesh Sachdev was appointed Chief Executive Officer of Platform. Mr. Sachdev's employment agreement provides Mr. Sachdev with a $1.0 million base salary; an annual target cash bonus opportunity of 100% of Mr. Sachdev's base salary; an award of 500,000 RSUs granted upon his appointment as Chief Executive Officer; an annual long-term incentive compensation award targeted to achieve a value equal to $3.0 million approved by the Board on March 16, 2016; and employee benefits consistent with those employee benefit plans and policies provided to other senior executives of Platform. See "Potential Payments upon Termination or Change in Control - Additional Information Regarding Potential Payments Upon Termination of Employment or Change in Control - Rakesh Sachdev, Chief Executive Officer - Employment Agreement" below and the equity awards indicated above.
Effective September 14, 2015, Mr. Sanjiv Khattri was appointed Chief Financial Officer of Platform. Mr. Khattri's letter agreement provides Mr. Khattri with a sign on bonus equal to $100,000; an annual base salary of $550,000; a year-end performance bonus targeted to equal to 100% of the annual base salary, if certain conditions are met; an award of 32,230 performance-based RSUs granted upon his appointment as Chief Financial Officer; an an annual long-term incentive compensation award targeted to achieve a value equal to $750,000 in connection with fiscal year 2016 approved by the Board on March 16, 2016; and employee benefits consistent with those employee benefit plans and policies provided to other senior executives of Platform. See "Employment Arrangements - Sanjiv Khattri, Executive Vice President and Chief Financial Officer" below and the equity awards indicated above.

Effective January 1, 2016, Mr. Scot R. Benson's base salary was increased to $503,000 (not including an annual additional compensation related to the freeze of the SERP and Pension Plan of $47,000), with an annual target bonus opportunity of 100% of his based salary.

On October 12, 2015, Platform entered into an amendment to a certain severance agreement, dated July 22, 2002, between MacDermid and John L.Cordani, Vice President - Legal and Secretary of Platform. See "Employment Arrangements - John L. Cordani, Vice President - Legal and Secretary" below.

Employment Arrangements
We have employment agreements in place with Messrs. Rakesh Sachdev, Chief Executive Officer, and Sanjiv Khattri, Chief Financial Officer. For a description of the employment agreement of Mr. Sachdev, see the narrative under "Potential Payments upon Termination and Change in Control" below. Messrs. Frank J. Monteiro, Scot R. Benson and John L. Cordani have severance agreements with the Company. Mr. Daniel H. Leever also had a severance letter and a letter agreement until his retirement in December 2015. Mr. Gliklich has no employment or severance contract in place. The material terms of these employment or severance agreements entered into with our Named Executive Officers are summarized below:
Daniel H. Leever, Former Chief Executive Officer
In connection with his retirement in December 2015, Mr. Leever was provided with all of the rights and benefits he was entitled to receive under his then existing severance agreements, including (i) a severance letter, dated May 23, 2011, by and between MacDermid and Mr. Leever, and (ii) a letter agreement, dated October 29, 2013, by and between Platform and Mr. Leever, regarding his rights under the SERP, in each case, as if the separation of his employment had been due to a termination by Platform without cause (as defined in the severance letter). Accordingly, Mr. Leever is entitled to receive an amount equal to two (2) times his base salary and target cash bonus payable on the 91st day after his retirement date, as well as his accumulated benefits under the SERP and the Pension Plan, payable on the 1st business day following the six month anniversary of this retirement date. Mr. Leever is also entitled to continued coverage under the Company's Directors and Officers indemnity agreement and liability insurance and the Health Plan. For more information on the retirement amounts and benefits to be received by Mr. Leever, see the "All Other Compensation" column in the "2015 Summary Compensation Table" and "Pension Benefits - Fiscal Year 2015" below.
In connection with Mr. Leever's retirement, Platform also agreed, subject to the satisfaction of certain conditions, to accelerate the expiration of the contractual lock-up included in Mr. Leever's RHSA with respect to approximately 3.0 million of shares of PDH Common Stock (all of which are convertible at any time into a like number of shares of Platform’s common stock) which are beneficially owned by Mr. Leever and certain related persons through his ownership in, and control of, Tartan. See "II. CORPORATE GOVERNANCE - Certain Relationships and Related Party Transactions - Release of Lock-up Agreement under RHSA."
Sanjiv Khattri, Executive Vice President and Chief Financial Officer
In connection with his appointment as Chief Financial Officer, Mr. Sanjiv Khattri was provided a sign on bonus equal to $100,000. He currently receives an annual base salary of $550,000, and is eligible to receive a year-end performance bonus targeted to equal up to 100% of his annual base salary, if certain conditions are met, including, but not limited to, Mr. Kattri's continuous employment with Platform or an affiliate of Platform, the performance and results of Platform, and achievement of Mr. Khattri's specific performance targets developed and evaluated by the Compensation Committee. Pursuant to the agreement, Mr. Khattri was also entitled to receive a long-term incentive award in the value of $750,000 in the form of equity securities, which was granted on March 16, 2016 in connection with fiscal year 2016, attached to performance targets and a vesting period which were defined by the Compensation Committee.

The agreement also provided that beginning in fiscal year 2017, Mr. Khattri would become eligible for an annual long-term incentive award targeted in the value of $750,000 in the form of equity securities to be granted in December 2016 in connection with fiscal year 2017, subject to individual and company performance, performance targets and a vesting period, all at the discretion of the Compensation Committee.
If Platform terminates Mr. Khattri's employment without Cause (as defined in the agreement) or if Mr. Khattri terminates his employment for Good Reason (as defined in the agreement), then Mr. Khattri would be entitled to receive a lump sum cash payment in an amount equal to the sum of 200% of his annual base salary as of the termination date.
In connection with his appointment as Chief Financial Officer, Mr. Khattri also received a grant of 32,230 performance-based RSUs. Each RSU represents a contingent right to receive one (1) share of our common stock, based on Platform's annual compound TSR, as measured from September 15, 2015 through September 15, 2020, multiplied by the applicable TSR modifier. For such purposes, TSR means the percentage change in the price of our common stock on a consolidated basis. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform. The number of shares issued to Mr. Khattri may range from zero to a maximum number of 96,690 shares.
On April 8, 2016, Mr. Khattri entered into a change in control agreement with Platform. See "Executive Change in Control Agreements" below.
Frank J. Monteiro, Former Chief Financial Officer
Under Mr. Monteiro's severance agreement dated September 14, 2015, if Mr. Monteiro's employment is involuntarily terminated without Cause (as defined in the agreement), then Mr. Monteiro would be entitled to receive a severance payment equal to one (1) year annual base salary and target bonus, based upon the then most recent year period.
If Mr. Monteiro's employment is involuntarily terminated without cause within two (2) years of a change of control (as defined in the agreement), then Mr. Monteiro would be entitled to receive a severance payment equal to two (2) years annual base salary and target bonus, based upon the then most recent year period.
Scot R. Benson, President - Performance Solutions
Under Mr. Benson's severance agreement, dated June 6, 2013, if Mr. Benson's employment is involuntarily terminated without Cause (as defined in the agreement), then Mr. Benson will be entitled to receive a severance amount equal to one (1) year’s base salary, based upon the then most recent year period.
On April 8, 2016, Mr. Benson entered into a change in control agreement with Platform. See "Executive Change in Control Agreements" below.
John L. Cordani, Vice President - Legal and Secretary
Under Mr. Cordani's severance agreement, as amended on October 9, 2015, if Mr. Cordani's employment is involuntarily terminated without Cause (as defined in the agreement), then Mr. Cordani will be entitled to receive a severance amount equal to one (1) year’s base salary, based upon the then most recent year period.
If Mr. Cordani's employment is involuntarily terminated without Cause (as defined in the agreement) within four (4) years of the MacDermid Acquisition, which was completed on October 31, 2013, then Mr. Cordani would be entitled to receive a severance payment equal to two (2) years annual base salary and cash bonus, based upon the then most recent two-year period.
Mr. Cordani is also a party to a memorandum of agreement with MacDermid, dated July 9, 2001, which was superseded by the terms and conditions of the aforementioned severance agreement, as amended.

Executive Change in Control Agreements

As of April 7, 2016, the Company entered into change in control agreements with each of Messrs. Rakesh Sachdev, Chief Executive Officer; Sanjiv Khattri, Chief Financial Officer; Benjamin Gliklich, Executive Vice President - Operations and Strategy; Scot R. Benson, President - Performance Solutions; and Diego Lopez Casanello, President - Agricultural Solutions.
For the purposes of these change in control agreements, a "change in control" occurs generally when (i) any person becomes the beneficial owner, directly or indirectly, of more than 30% of either (A) the then outstanding shares of common stock of Platform or (B) the combined voting power of Platform's voting securities; (ii) any person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the surviving entity following a reorganization, merger, share exchange or consolidation; or (iii) Platform is liquidated or sells all or substantially all of its assets; in each case subject to exceptions.
The change in control agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company and separation from service of the executive. Pursuant to such provisions, if a change in control occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case during the six (6) months prior to or within two (2) years following the change in control, the executive will be entitled to receive, subject to the signing of a general release of claims and compliance with the restrictive covenants, a lump sum termination payment equal to 1, 2, or 2.99, as applicable, multiplied by the executive’s base salary plus target bonus as of the date of termination of the executive's employment or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. The 2.99 multiple applies to Platform's Chief Executive Officer; the 2 multiple applies to Platform's other named executive officers; and the 1 multiple applies to other employees as designated by the Compensation Committee. Consistent with the provisions of our 2013 Plan, in the event of a change in control, the executive also vests in full in outstanding incentive programs and equity awards. The change in control agreements do not provide for any excise tax gross-up.
In connection with the termination payments described above, the executive agrees to protect the Company's confidential information which was acquired in connection with or as a result of the executive’s services for the Company and not to compete against the Company during his or her employment with the Company and for a certain period following termination of employment based on the executive's applicable multiple. The change in control agreement requires that a breach by an executive of the non-disclosure or noncompete provisions would relieve the Company of its obligation to make, and/or require the executive to repay, certain termination payments.
Granting of any change in control agreement requires advance approval of the Compensation Committee.

Indemnity Agreements
We have entered into Director and Officer Indemnification Agreements with each of our current directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Such Indemnification Agreements generally provide that Platform shall indemnify each director or officer to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer of Platform. The Indemnification Agreements also include rights to advancement of expenses and contribution.

Report of the Compensation Committee
The information contained in this Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act or the Exchange Act.

The Company's Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
E. Stanley O’Neal, Chairman
Nicolas Berggruen
Ryan Israel
April 15, 2016

2015 Summary Compensation Table
The following table provides information on the compensation of the Named Executive Officers for 2015. Our Named Executive Officers are our former Chief Executive Officer who served during 2015, the two individuals who served as Chief Financial Officer during 2015, and our three most highly compensated officers who were serving, or were deemed to serve, as executive officers at the end of 2015.

With respect to Messrs. Leever, Monteiro and Cordani, the information provided for 2013 includes compensation paid by (i) MacDermid for the period from January 1, 2013 through October 31, 2013 (the date of the MacDermid Acquisition) and (ii) Platform for the period from November 1, 2013 through December 31, 2013. The MacDermid board of directors was responsible for all decisions regarding compensation until the MacDermid Acquisition.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(9)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(10)		All Other Compensation ($)(12)	Total ($)

Daniel H. Leever	2015	887,499	—	—		—	—	—	(11)	16,980	N/A
Former Chief Executive Officer(2)	2014	850,000	—	—		—	1,700,000	439,211		25,733	3,014,944
	2013	843,750	—	2,500,000	(6)	—	1,700,000	363,590		9,233	5,416,573

Sanjiv Khattri	2015	165,000	—	821,913	(7)	—	—	—		5,318	992,231
Chief Financial Officer (3)	2014	—	—	—		—	—	—		—	—
	2013	—	—	—		—	—	—		—	—

Frank J. Monteiro	2015	421,500	—	213,223	(8)	—	100,000	—	(11)	45,980	780,703
Former Chief Financial Officer	2014	403,086	—	250,000		—	526,040	155,911		9,984	1,345,021
	2013	337,462	—	600,000	(6)	—	352,430	29,470		1,080	1,320,442

Benjamin Gliklich	2015	331,250	—	213,223	(8)	—	—	—		16,980	561,453
EVP - Operations and Strategy (4)

Scot R. Benson	2015	411,022	—	409,393	(8)	—	425,000	—	(11)	63,980	1,309,395
President - Performance Solutions (4)

John L. Cordani	2015	344,639	—	85,285	(8)	—	—	—	(11)	23,980	453,904
VP – Legal and Secretary	2014	337,384	—	100,000		—	343,000	285,242		8,818	1,074,444
	2013	316,274	—	300,000	(6)	—	240,000	—		1,080	857,354

(1)
Mr. Leever retired on December 14, 2015. Mr. Monteiro was Chief Financial Officer until September 14, 2015. Mr. Khattri was appointed Chief Financial Officer, effective September 14, 2015. Mr. Gliklich was appointed Executive Vice President - Operations and Strategy, effective April 4, 2016. Prior to this appointment, Mr. Gliklich was Chief Operating Officer from October 5, 2015 to April 4, 2016; President - Corporate Development, Finance and Investor Relations from January 8, 2015 to October 5, 2015; and Director of Corporate Development from May 2014 to January 8, 2015.

(2)
In connection with his retirement in December 2015, Mr. Leever will be provided with all of the rights and benefits he was entitled to receive under his existing severance agreements as if the separation of his employment had been due to a termination by Platform without cause (as defined in the severance letter). Accordingly, Mr. Leever is entitled to receive an amount equal to two (2) times his base salary and target cash bonus, as well as his accumulated benefits under the Pension Plan and the SERP. See "Employment Arrangements - Daniel H. Leever, Former Chief Executive Officer" above.

(3)	Mr. Sanjiv Khattri was appointed as Chief Financial Officer, effective September 14, 2015.
(4)	Messrs. Gliklich and Benson were not Named Executive Officers in 2014 or 2013.
(5)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for RSU grants made during the applicable year. For discussions of the relevant assumptions, see Note 6 to our audited financial statements for the fiscal year ended December 31, 2015, included in our annual report on Form 10-K filed with the SEC on March 11, 2016; Note 6 to our audited financial statements for the fiscal year ended December 31, 2014, included in our annual report on Form 10-K filed with the SEC on March 30, 2015; and Note 6 to our audited financial statements for the fiscal year ended December 31, 2013, included in our annual report on Form 10-K filed with the SEC on March 31, 2014.

(6)
These amounts represent the grant date fair value of the Class C Junior Share awards made to the covered persons by the MacDermid board. For information relating to the assumptions made in determining the fair value of the Class C Junior Share awards, which are liability-classified awards, see Note 6 to our audited financial statements for the fiscal year ended December 31, 2015, included in our annual report on Form 10-K filed with the SEC on March 11, 2016. The performance conditions of the Class C Junior Shares were satisfied upon completion of the acquisition of MacDermid by Platform and the vesting of the remaining unvested shares accelerated. As a result, the Class C Junior shares settled upon completion of the MacDermid Acquisition and the full liquidated value of the Class C Junior Shares, set forth in the table above, was paid to the covered persons.

(7)
This amount corresponds to the grant date fair value of the 32,230 performance-based RSUs awarded to Mr. Khattri upon his appointment as Chief Financial Officer in September 2015. Each RSU represents a contingent right to receive one share of our common stock based on Platform's level of annual compound total shareholder return ("TSR"), as measured from September 15, 2015 through September 15, 2020, multiplied by the applicable total TSR modifier. For such purposes, TSR means the percentage change in the price of the Issuer's shares of common stock on a consolidated basis. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control. The final number of shares issued to Mr. Khattri may range from zero to a maximum number of 96,690 shares.

(8)
This amount corresponds to the grant fair value of the 9,553 performance-based RSUs awarded to each of Messrs. Monteiro and Gliklich; 3,821 performance-based RSUs awarded to Mr. Cordani; and 18,342 performance-based RSUs awarded to Mr. Benson, all in March 2015. Each RSU represent a contingent right to receive one share of our common stock on March 17, 2018, if and only if (i) as to 50% of the RSUs, Platform's adjusted EPS for the 2017 fiscal year equals or exceeds a certain EPS target, and (ii) as to 50% of the RSUs, our shares of common stock meets a certain volume weighted average price per share for a certain measurement period ending prior to March 17, 2018, in each case subject to adjustments. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control.

(9)
The amounts reported in this column reflect compensation earned for performance under our Annual Bonus Program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which the bonus was earned after finalization of our audited financial statements.

(10)
These amounts represent the change in pension value as shown in the "Pension Benefits - Fiscal Year 2015" table from year to year, calculated using ASC 715 disclosure assumptions. This includes changes in value due to changes in discount rates, mortality assumptions, retirement age assumptions and additional pay accruals. Service accruals for the Pension Plan and the SERP, as well as pay accruals for the SERP, ended on December 31, 2013 due to the plan freeze. Importantly, the change in pension value is not currently paid to any executive as compensation, but is a measurement of the change in actuarial present value from the prior year. The decrease in pension value for 2015 can be explained by the freeze of the Pension Plan and the SERP. Pay changes in the SERP and any additional year of service no longer increase benefits. The Pension Plan only has pay increases but pay is limited to the qualified pay cap, which only had a small increase in 2015. For information about the assumptions used, see the Pension Benefits - Fiscal Year 2015 table below.

(11)	The total benefit value decreased for Mr. Leever by $409,918; for Mr. Monteiro by $37,636; for Mr. Benson by $29,671; and for Mr. Cordani by $55,495.
(12)	Details of the amounts set forth in this column related to 2015 are included in the 2015 All Other Compensation Table below:

2015 All Other Compensation Table

The following table contains a breakdown of the compensation and benefits included under "All Other Compensation" in the 2015 Summary Compensation Table above.

Named Executive Officer	Company-Sponsored Life Insurance ($)	Company Contribution to PSP 401(k) Plan ($)(2)	Other ($)(3)		Totals ($)
Daniel H. Leever	1,080	15,900	—	(3)	16,980
Sanjiv Khattri(1)	360	4,958	—		5,318
Frank J. Monteiro	1,080	15,900	29,000	(4)	45,980
Benjamin Gliklich	1,080	15,900	—		16,980
Scot R. Benson	1,080	15,900	47,000	(4)	63,980
John L. Cordani	1,080	15,900	7,000	(4)	23,980

(1)	Mr. Sanjiv Khattri was appointed as Chief Financial Officer, effective September 14, 2015.

(2)
These amounts represent the aggregate match and non-elective contributions made by the Company to each Named Executive Officer in 2015. Non-elective contributions of 3% of eligible compensation are allocated to eligible participants who were credited with at least 1,000 hours of service in the year.

(3)
During 2015, Mr. Leever was, on occasion, accompanied by family members when flying on business in the Company’s aircraft. Platform did not incur any incremental costs associated with this perquisite. Incremental costs are typically calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the aircraft for the year. Since the aircraft is used mainly for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, exterior paint, other maintenance and inspection and capital improvement costs intended to cover a multiple-year period. It is Platform’s policy to ask its Chief Executive Officer to reimburse the Company for any personal use of the aircraft. For 2015 and 2014, Mr. Leever reimbursed Platform $146,537 and $250,000, respectively, for his personal use of the aircraft.

(4)
These amounts represent additional compensation paid to each of Messrs. Monteiro, Benson and Cordani following the freeze of the SERP and Pension Plan on December 31, 2013 in connection with the MacDermid Acquisition.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning option and stock awards held by our Named Executive Officers at December 31, 2015:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Daniel H. Leever	—	—	—	—	—	—	—	—	—	—

Sanjiv Khattri	—	—	—	—	—	09/15/15	—	—	32,230(2)	413,511

Frank J. Monteiro	—	—	—	—	—	03/17/15	—	—	9,553(3)	122,565

Benjamin Giklich	—	—	—	—	—	03/17/15	—	—	9,553(3)	122,565
	—	—	—	—	—	06/12/14	—	—	50,000(4)	641,500

Scot R. Benson	—	—	—	—	—	03/17/15	—	—	18,342(3)	235,328

John L. Cordani	—	—	—	—	—	03/17/15	—	—	3,821(3)	49,023

(1)	Does not include the RSU and SOP awards granted to each of the Named Executive Officers on March 16, 2016. See "Compensation Discussion and Analysis - Recent Compensation Highlights" above.
(2)
These RSUs will vest on September 15, 2020 depending on Platform's level of annual compound TSR, as measured from September 15, 2015 through September 15, 2020, multiplied by the applicable TSR modifier. For such purposes, TSR means the percentage change in the price of shares of Platform's common stock on a consolidated basis. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform. The number of shares issuable upon the vesting of these RSUs may range from zero to a maximum number of 96,690 shares.

(3)
These RSUs will vest on March 17, 2018, if and only if (i) as to 50% of the RSUs, Platform's adjusted EPS for the 2017 fiscal year equals or exceeds a certain EPS target, and (ii) as to 50% of the RSUs, Platform's shares of common stock meets a certain volume weighted average price per share for a certain measurement period ending prior to March 17, 2018, in each case subject to adjustments by the Compensation Committee. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform.

(4)
These RSUs will vest on the date on which Platform files its annual report on Form 10-K for the 2019 fiscal year, only if a certain adjusted EBITDA target is achieved for fiscal year 2019. The RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of Platform.

(5)	This column represents the market value of granted RSUs based on the price per share of our common stock of $12.83, the closing market price on the NYSE on December 31, 2015.
Option Exercises and Stock Vested During Fiscal Year 2015
The following table sets forth information with respect to the exercise of RSUs and SOPs awarded to the Named Executive Officers that vested or were earned during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel H. Leever	—	—	—	—
Sanjiv Khattri	—	—	—	—
Frank J. Monteiro	—	—	—	—
Benjamin Gliklich	—	—	—	—
Scot R. Benson	—	—	—	—
John L. Cordani	—	—	—	—

Potential Payments upon Termination or Change in Control
We have entered into certain change in control agreements and we maintain certain plans that require us to provide compensation to our Named Executive Officers in the event of certain terminations of employment. The amount of compensation payable to the Named Executive Officer in each situation is shown in the table below. In each case, the amounts assume that the termination of employment event occurred on December 31, 2015.
The description set forth below provides only estimates of the compensation and benefits that would be provided to the Named Executive Officers upon their termination of employment. In the event of an executive’s separation from the Company, any actual amounts would be determined based on the facts and circumstances in existence at that time. The amounts are in addition to (i) vested or accumulated benefits under the Company-sponsored life insurance, PSP 401(k) Plan, Pension Plan and/or SERP, as applicable, which are set forth in the "2015 All Other Compensation Table" above and "Pension Benefits - Fiscal Year 2015" below; (ii) benefits paid by insurance providers under life and disability insurance policies; and (iii) benefits generally available to U.S. salaried employees, such as accrued vacation.
Unless stated otherwise, the value of unvested and accelerated RSUs shown in the tables below have been determined by multiplying (i) the number of unvested RSUs that would have been accelerated by (ii) $12.83, the closing price per share of our common stock on December 31, 2015, the last trading day of 2015. Mr. Leever retired as Chief Executive Officer, effective December 14, 2015. Accordingly, the amounts set forth in the table below for Mr. Leever are the amounts he is entitled to receive in 2016 in connection with his retirement. We do not have an employment agreement with Mr. Benjamin Gliklich; consequently, the amounts he would receive upon termination of employment will be determined under our Annual Bonus Program and the terms of his outstanding RSU grants under the 2013 Plan.

Potential Payments upon Termination or Change in Control(1)
	Termination Without Cause or for Good Reason					Termination Without Cause or for Good Reason Following a Change in Control
Name	Salary ($)	Bonus ($)	RSU Valuation ($)(8)		Total ($)	Salary ($)	Bonus ($)		RSU Valuation ($)(8)		Total ($)
Daniel H. Leever (2)	1,800,000	1,800,000	—		3,600,000	—	—		—		—
Sanjiv Khattri (3)	1,100,000	—	—	(9)	1,100,000	1,100,000	1,100,000		413,511	(9)	2,613,511
Frank J. Monteiro (4)	429,000	321,750	—		750,750	858,000	643,500	(10)	122,565		1,624,065
Benjamin Gliklich(5)	—	—	—		—	700,000	525,000		764,065		1,989,065
Scot R. Benson (6)	458,022	—	—		458,022	916,044	687,032		235,328		1,838,404
John L. Cordani(7)	694,000	343,000	—		1,037,000	694,000	343,000	(10)	49,023		1,086,023

(1)
The total amounts set forth in this table do not include vested amounts or accumulated benefits through December 31, 2015, including vested or accumulated benefits under the Company-sponsored life insurance, PSP 401(k) Plan, Pension Plan and/or SERP, as applicable, as those amounts are set forth in the "2015 All Other Compensation" table above and the "Pension Benefits - Fiscal Year 2015" table below.

(2)
In connection with his retirement, Mr. Leever will be provided with all of the rights and benefits he was entitled to receive under his existing severance agreements as if the separation of his employment had been due to a termination by Platform without cause (as defined in the severance letter). Accordingly, Mr. Leever is entitled to receive an amount equal to two (2) times his base salary and target cash bonus, as well as his accumulated benefits under the Pension Plan and the SERP. See "Employment Arrangements - Daniel H. Leever, Former Chief Executive Officer" above.

(3)
If Mr. Khattri's employment is terminated by the Company without cause or if Mr. Khattri terminates his employment for good reason, then Mr. Khattri would be entitled to receive a severance amount equal to two (2) year's base salary as of the termination date. See "Employment Arrangements - Sanjiv Khattri, Executive Vice President and Chief Financial Officer" above. Under his change in control agreement, upon a change in control, Mr. Khattri is entitled to receive a lump sum equal to his short- or long-term target cash bonus awards and the value of any stock rights. In addition, if a change in control occurs and his employment is terminated by Platform without cause or by Mr. Khattri for good reason, in each case during the six (6) months prior to or within two (2) years following the change in control, Mr. Khattri would be entitled to receive a lump sum termination payment equal to 2 multiplied by his base salary plus target bonus as of the date of termination or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. See "Executive Change in Control Agreements" above.

(4)
If Mr. Monteiro's employment is involuntarily terminated without cause, then Mr. Monteiro would be entitled to receive a severance payment equal to one (1) year annual base salary and target cash bonus, based upon the then most recent year period. If Mr. Monteiro's employment is involuntarily terminated without cause within two years of a change in control, then Mr. Monteiro would be entitled to a severance payment equal to two (2) years annual base salary and target cash bonus, based upon the then most recent year period. See "Employment Arrangements - Frank J. Monteiro, Former Chief Financial Officer" above.

(5)
We do not have an employment agreement with Mr. Benjamin Gliklich. Under his change in control agreement, upon a change in control, Mr. Gliklich is entitled to receive a lump sum equal to his short- or long-term target cash bonus awards and the value of any stock rights. In addition, if a change of control occurs and his employment is terminated by Platform without cause or by Mr. Gliklich for good reason, in each case during the six (6) months prior to or within two (2) years following the change in control, Mr. Glicklich would be entitled to receive a lump sum termination payment equal to 2 multiplied by his base salary plus target bonus as of the date of termination or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. See "Executive Change in Control Agreements" above.

(6)
If Mr. Benson's employment is involuntarily terminated without cause, then Mr. Benson would be entitled to receive a severance amount equal to one (1) year’s base salary, based upon the then most recent year period. See "Employment Arrangements - Scot R. Benson, President - Performance Solutions" above. Under his change in control agreement, upon a change in control, Mr. Benson is entitled to receive a lump sum equal to his short- or long-term target cash bonus awards and the value of any stock rights. In addition, if a change in control occurs and his employment is terminated by Platform without cause or by Mr. Benson for good reason, in each case during the six (6) months prior to or within two (2) years following the change in control, Mr. Benson would be entitled to receive a lump sum termination payment equal to 2 multiplied by his base salary plus target bonus as of the date of termination or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. See "Executive Change in Control Agreements" above.

(7)
If Mr. Cordani's employment is involuntarily terminated without Cause before October 31, 2017, which is four (4)years of the completion of the MacDermid Acquisition, then Mr. Cordani would be entitled to receive a severance payment equal to two (2) years annual base salary and cash bonus, based upon the then most recent two year period. With respect to Mr. Cordani's employment, a "Change in Control" (as defined under his agreement) occurred upon completion of the MacDermid Acquisition. See "Employment Arrangements - John L. Cordani, Vice President - Legal and Secretary" above.

(8)
For disclosure purposes only, we have assumed that maximum performance measures were achieved for performance-based RSUs as of December 31, 2015. This column includes the value of unvested RSUs that would become exercisable or vest upon termination. Such RSU awards are shown in the Outstanding Equity Awards at Fiscal Year End table included above. The value for these RSU awards was calculated using $12.83, the closing price per share of our common stock on December 31, 2015, the last trading day of 2015.

(9)
If Mr. Khattri's continuous employment is terminated without cause after September 15, 2017, Mr. Khattri would be eligible to receive a pro rata amount of his RSU award (if any), based on the number of days of continuous employment during the applicable performance period divided by 1,825 (the number of days in the performance period).

(10) Based on the annual cash bonus paid in 2015.
Additional Information Regarding Potential Payments Upon Termination of Employment or Change in Control
Rakesh Sachdev, Chief Executive Officer - Employment Agreement
Mr. Rakesh Sachdev currently receives an annual base salary of $1.0 million. He is eligible to receive (i) an annual target cash bonus opportunity of 100% of his annual base salary, and (ii) an annual long-term incentive compensation award targeted to achieve a value equal to $3.0 million, if in each case Platform achieves the target performance goals set by the Compensation Committee and he achieves his individual management business objectives for a particular fiscal year.
If Mr. Sachdev is involuntarily terminated by Platform without Cause (as defined below) or if he terminates his employment for Good Reason (as defined below), then Mr. Sachdev would be entitled, subject to the terms and conditions of his employment agreement, to (i) all previously earned and accrued but unpaid annual base salary up to the date of such termination, (ii) a severance payment equal to two (2) times his annual base salary, payable in equal installments over a 24-month period, and (iii) a pro rata bonus through the termination date to the extent Platform pays a bonus for that year.
If Platform terminates the employment of Mr. Sachdev due to his death or Disability (as defined below) or for Cause or if he voluntarily terminates his employment without Good Reason, Mr. Sachdev would be entitled only to his accrued yet unpaid annual base salary through the termination date.
In connection with his appointment as Chief Executive Officer, Mr. Sachdev received a grant of 500,000 RSUs, which consist of 250,000 time-based RSUs vesting on December 31, 2018 and 250,000 performance-based RSUs vesting upon the satisfaction of certain performance criteria, as measured from January 5, 2016 to December 31, 2018, in each case subject to continuous employment on December 31, 2018. Each RSU represents a contingent right to receive one (1) share of common stock of Platform. Theses RSUs may, in certain circumstances, become immediately vested as of the date of a termination of Mr. Sachdev's employment, a change of control of Platform, Disability (as defined in the agreement) or death.
For purposes of Mr. Sachdev's agreement:
"Termination for Cause" means (i) the willful and continuous failure to substantially perform the executive's duties with the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) if such failure continues for ten (10) days after receipt of written notice from the Board, which specifically identifies the manner in which the Board believes that the executive has not substantially performed his duties, (ii) misconduct or gross negligence provided (A) the Board has determined that the resulting harm to the Company from the executive’s misconduct or gross negligence cannot be adequately remedied, or (B) the executive fails to correct any resulting harm to the Company within ten (10) days after a written demand for correction is delivered to executive by the Board, which identifies both the manner in which the Board believes that the executive has engaged in such misconduct or gross negligence, (iii) the executive’s conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony, or (iv) fraud, embezzlement, theft or dishonesty, which in each case is of a material nature against the Company, or a willful material violation of a policy or procedure of the Company, resulting, in any case, in material economic harm to the Company.
“Termination for Good Reason” means the occurrence of one or more of the following conditions without the consent of the executive: (i) a material diminution in the executive’s authority, duties, or responsibilities; (ii) any action or inaction that constitutes a material breach by the Company of the executive's employment agreement; or (iii) a material diminution in the executive’s base compensation.
In order for a termination of employment to be on account of “Good Reason,” the executive must provide the Company with a written notice within ninety (90) days of the initial existence of a condition constituting Good Reason, must afford the Company thirty (30) days in which to remedy the condition, and if no such cure has been effectuated, must terminate employment within six (6) months of the initial existence of the identified condition constituting Good Reason.
“Termination Not For Good Reason” means any termination of employment by the executive other than Termination for Good Reason or a termination due to the executive's Disability or death.
“Termination Without Cause” means any termination of the executive’s employment by the Company other than a Termination for Cause or a termination due to the executive’s Disability.
“Disability” means means the executive's inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of six (6) months or more in any twelve (12) month period, by reason of any medically determinable physical or mental impairment.
On April 8, 2016, Mr. Sachdev entered into a change in control agreement with Platform, which supersedes any change in control provisions included in award agreements and governs the payments to be received by Mr. Sachdev upon a change in control (as defined in the change in control agreement). See "Executive Change in Control Agreements" above.
Definitions of Cause, Good Reason and Change in Control in Other Agreements
For purposes of the foregoing description of the benefits payable to Mr. Khattri upon early termination, the following terms shall have the following meanings:
“Cause” means (i) the conviction of, or plead guilty or nolo contendere to, any crime constituting a felony or a misdemeanor involving dishonesty or moral turpitude; (ii) any activity that amounts to gross negligence and that significantly affects the business affairs, or reputation of Platform or the executive's business unit; (iii) willful failure to perform duties, or performance of duties in a grossly negligent manner, which failure or performance continues for twenty (20) days after written notice from Platform; or (iv) violation of Platform’s standard policies, or the law, and such violation creates a significant liability (actual or potential) for Platform.
“Good Reason” means (i) any reduction in Mr. Khattri's annual base pay below $550,000; (ii) any reduction in his annual target bonus below 100% of annual base pay; (iii) any material reduction of titles, duties, responsibilities and/or authority; (iv) a change in his reporting arrangement so that he no longer reports solely and directly to Platform’s chief executive officer; (v) unless the corporate office of Platform is relocated, an actual relocation of his principal office that is more than 30 miles from West Palm Beach, Florida; or (vi) the failure of an acquirer of Platform to assume Platform’s obligations under his employment agreement.
On April 8, 2016, Mr. Khattri entered into a change in control agreement with Platform, which supersedes any change in control provisions included in award agreements and governs the payments to be received by Mr. Khattri upon a change in control (as defined in the change in control agreement). See "Executive Change in Control Agreements" above.
For purposes of the foregoing description of the benefits payable to Messrs. Monteiro and Cordani upon early termination or a change of control, the following terms shall have the following meanings:
“Cause” generally means (i) the conviction of, or plead guilty or nolo contendere to, any crime constituting a felony or involving dishonesty or moral turpitude; (ii) any activity that amounts to negligence and that significantly affects the business affairs or reputation of Platform; (iii) willful failure to perform duties, or performance of duties in a grossly negligent manner, which failure or performance continues for twenty (20) days after written notice from Platform; or (iv) violation of Platform’s standard policies, or the law, and such violation creates a significant liability (actual or potential) for Platform.
“Change in Control” generally means (i) the acquisition by any person or group, except for an employee benefit plan sponsored by the Company, of beneficial ownership of 50% or more of the Company's voting securities in any combination, (ii) the sale of all or substantially all the assets of the Company, or (iii) the current members of the Board cease for any reason to constitute a majority of the Board.
With respect to Mr. Cordani's employment, a "Change in Control" occurred upon completion of the MacDermid Acquisition.
For purposes of the foregoing description of the benefits payable to Mr. Benson upon early termination, the following terms shall have the following meanings:
“Cause” generally means (i) the conviction of, or plead guilty or nolo contendere to, any crime constituting a felony or involving dishonesty or moral turpitude; (ii) any activity that amounts to negligence and that significantly affects the business affairs or reputation of Platform; (iii) willful failure to perform duties, or performance of duties in a grossly negligent manner, which failure or performance continues for twenty (20) days after written notice from Platform; or (iv) violation of Platform’s standard policies, or the law, and such violation creates a significant liability (actual or potential) for Platform.

On April 8, 2016, Mr. Benson entered into a change in control agreement with Platform, which supersedes any change in control provisions included in award agreements and governs the payments to be received by Mr. Benson upon a change in control (as defined in the change in control agreement). See "Executive Change in Control Agreements" above.
Equity Acceleration under the 2013 Plan
Except as indicated otherwise in any award agreement, under the 2013 Plan, which governs all RSU grants, non-qualified SOP grants and LTCB Plan awards, a "Change in Control" is deemed to have occurred if:
(i) any person, other than the Company and any person who already owns a controlling interest, becomes the beneficial owner of more than 50% of the value of the then outstanding equity securities or the total voting power of all the then outstanding voting securities of the Company;
(ii) individuals who constitute the Incumbent Board (as defined in the 2013 Plan) cease for any reason to constitute at least a majority of the Board; or
(iii) a business reorganization or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its subsidiaries occurs; unless, in each case, (1) all or substantially all of the beneficial owners of the outstanding securities or voting securities of the Company immediately prior to such business reorganization or asset sale beneficially own, directly or indirectly, more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities of the continuing entity, (2) no person (excluding any employee benefit plan (or related trust) of the Company) beneficially owns, directly or indirectly, 50% or more of the value of the then outstanding equity securities of the combined voting power of the then outstanding voting securities of the continuing entity, except to the extent that such ownership existed prior to the business reorganization or asset sale, and (3) at least a majority of the members of the board or other governing body of the continuing entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such business reorganization or asset sale; or (4) the shareholders of the Company approve a complete liquidation or dissolution of the Company.
Our LTCB Plan award agreements, also adopted pursuant to the 2013 Plan, do not include any change in control provision.
For the definition of change in control under the executive change in control agreements and more details on the payments to be made in connection with a change in control to certain Named Executive Officers, see “Executive Change in Control Agreements" above.
Pension Benefits – Fiscal Year 2015
The following table sets forth the credited service and present value of accumulated pension benefits for the Named Executive Officers with respect to the Pension Plan and the SERP in which such executive participates as of December 31, 2015. The Pension Plan and the SERP were discontinued after the MacDermid Acquisition. Mr. Leever retired in December 2015. As a result, only Messrs. Monteiro, Benson and Cordani are currently participants in such plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(2)	Payment During Last Fiscal Year
Daniel H. Leever(1)	Pension Plan	30	1,168,289	—
	SERP	30	5,685,402	—

Frank J. Monteiro	Pension Plan	15.6	309,134	—
	SERP	15.6	179,471	—

Sanjiv Khattri	Pension Plan	—	—	—
	SERP	—	—	—

Benjamin Gliklich	Pension Plan	—	—	—
	SERP	—	—	—

Scot R. Benson	Pension Plan	14.5	424,067	—
	SERP	14.5	248,838	—

John L. Cordani	Pension Plan	25.6	766,065	—
	SERP	27.6	514,729	—

(1)
In connection with his retirement, Mr. Leever was provided with all of the rights and benefits he was entitled to receive under his existing severance agreements as if the separation of his employment had been due to a termination by Platform without cause (as defined in his severance letter). Accordingly, Mr. Leever is entitled to receive an amount equal to two (2) times his base salary and target cash bonus, as well as his accumulated benefits under the Pension Plan and the SERP. See "Employment Arrangements - Daniel H. Leever, Former Chief Executive Officer" above. Mr. Leever's Actual service is higher but credited service under the plans was limited to lesser of 30 years and service as of the December 31, 2013 freeze.

(2)
These amounts were calculated as of December 31, 2015, using assumptions that were used for our audited financial statements based on the earliest age that an individual could receive an unreduced pension benefit. Present value of accumulated benefits under the Pension Plan is calculated based on single life annuities payable at the earliest unreduced retirement age (age 60 or current age at measurement, if later, for benefit "A" and age 65 for benefit "B"). Present value of accumulated benefits under the SERP is calculated as a lump sum payable at the earliest unreduced retirement age (age 60 or current age at measurement, if later, for benefit "A" and age 65 for benefit "B"). See Note 7 to our audited financial statements for the fiscal year ended December 31, 2015, included in our annual report on Form 10-K filed with the SEC on March 11, 2016 for material assumptions.

A description of each of the Pension Plan and the SERP is included below:
MacDermid, Incorporated Employees’ Pension Plan
The Pension Plan is a tax qualified retirement plan that covers substantially all of our U.S.-based salaried employees. The Pension Plan pays benefits at retirement to participants who terminate employment or retire from Platform after meeting the eligibility requirements for a benefit. The Pension Plan provides pension benefits based on 1/60 of the participant's average compensation for the five consecutive years during which the participant received the highest compensation, within the last 10 years of the participant's credited service.
A participant's monthly pension benefit is calculated as (i) 1.50% of his or her average monthly compensation less an offset equal to 0.45% of final average compensation multiplied by his or her years of benefit service, plus (ii) 0.45% of his or her final average compensation multiplied by years of credited service earned prior to January 1, 2005 with respect to benefit "A" and/or after January 1, 2005 with respect to benefit "B." For purposes of the Pension Plan, a participant's compensation is defined to be earnings for the plan year, which includes wages, salaries, bonuses, overtime, and elective deferrals under the Internal Revenue Code, but not including any items excludable from the definition of compensation under Treasury regulations. Because the Pension Plan is a tax qualified retirement plan, a participant's salary is restricted by the compensation limit imposed by the Internal Revenue Code. For 2015, this annual compensation limit was $265,000. If a participant's salary exceeds this limit, such amounts are subject to the non-tax qualified retirement plans described below.
Participants are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. The normal retirement age under the Pension Plan at which a participant may receive an unreduced normal retirement benefit is age 60 for benefit "A" and 65 for benefit "B." Participants who complete five or more years of service with the Company may elect to receive an early retirement benefit following attainment of age 55. Messrs. Monteiro, Benson and Cordani are eligible to elect to receive an early retirement benefit. For benefits accrued prior to January 1, 2005, benefits payable to a participant who retires between ages 55 and 60 are subject to a 0.5% reduction for each month before age 60. For benefits accrued after December 1, 2004, benefits payable to a participant who retires between ages 55 and 65 are subject to a 0.5% reduction for each month before age 65 and a 0.33% reduction for each month that precedes age 60.
The present value estimates shown in the Pension Benefits table above assume payment in the form of a single life annuity of the Named Executive Officer's accrued benefit under the Pension Plan, based on a participant's salary and service through December 31, 2015 (the Pension Plan measurement date for financial reporting purposes) and commencing on the earliest date that benefits are available unreduced. The present value assumes a discount rate of 4.65% and mortality as set forth in the RP-2006 Healthy Annuitant projected using the mortality improvement scale MP-2015.
The Pension Plan was frozen and closed to new participants on December 31, 2013 in connection with the MacDermid Acquisition. As of the date hereof, only Messrs. Monteiro, Benson and Cordani are participants in the Pension Plan.
Supplemental Executive Retirement Plan (SERP)
We have adopted the SERP, a non-tax qualified retirement plan, to attract, retain and reward certain key employees whose benefits under the Pension Plan are limited by the definition of compensation in the Pension Plan and further limited by the Internal Revenue Code. The Board designates those key employees who are eligible to participate in the SERP. A participant's SERP benefit equals the amount that his or her benefit would equal if the Pension Plan (i) included 100% of such participant's bonus compensation when calculating his or her benefit and (ii) was administered without regard to any Internal Revenue Code limitation over any amounts payable to such participant under the Pension Plan.
Benefits payable under the SERP are payable to participants following termination of employment six (6) months and one (1) day after the participant's retirement, in accordance with the applicable restrictions set forth in Section 409A of the Internal Revenue Code. All amounts under the SERP are paid out of the Company's general assets.
Like the Pension Plan, the SERP was discontinued after the MacDermid Acquisition. As of the date hereof, only Messrs. Monteiro, Benson and Cordani are participants in the SERP.
Non-Qualified Deferred Compensation
The Named Executive Officers received no benefits in 2015 from the Company under non-qualified deferred compensation plans other than our tax-qualified PSP 401(k) Plan.
Grants of Plan-Based Awards
The following table contains certain information regarding plan-based awards granted in fiscal year 2015 to each of our Named Executive Officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)

	Grant Date	Threshold($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Name

Daniel H. Leever	—	—	900,000	1,800,000	—	—	—	—	—	—	—

Sanjiv Khattri	09/15/15	—	—	—	—	32,230	96,690	—	—	—	821,913

Frank J. Monteiro	03/17/15	—	321,750	536,250	—	9,553	—	—	—	—	213,223

Benjamin Gliklich	03/17/15	—	262,500	437,500	—	9,553	—	—	—	—	213,223

Scot R. Benson	03/17/15	—	343,517	572,528	—	18,342	—	—	—	—	409,393

John L. Cordani	03/17/15	—	173,500	260,250	—	3,821	—	—	—	—	85,285

(1)
Amounts shown represent the target and stretch payouts under our Annual Bonus Program for 2015. The actual payouts for 2015 can be found under "Compensation Discussion and Analysis - Annual Cash Incentive Compensation" and in the "Non-Equity Incentive Plan Compensation" column of the 2015 Summary Compensation Table. Amounts do not take into consideration the impact of the Compensation Committee discretion. A full discussion of our Annual Bonus Program is included in “Compensation Discussion and Analysis” above.

(2) All grants were issued pursuant to our 2013 Plan.

(3)	Does not include the RSU and SOP awards granted to each of the Named Executive Officers on March 16, 2016. See "Compensation Discussion and Analysis - Recent Compensation Highlights" above.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders:
2013 Plan	1,206,630	(1)	N/A	(3)	13,927,578
ESPP	_		_		5,123,315
Equity Compensation Plans not approved by security holders:	N/A		N/A		N/A
None	_		_		_
Other:
Stock Options (not approved by security holders)	175,000	(2)	$11.50		_

Total	1,381,630		$11.50		19,050,893

(1)
This amount includes 22,683 shares reserved for time-based RSUs, 808,753 shares reserved for performance-based RSUs assuming target performance and 375,194 shares reserved for incremental payouts on performance-based RSUs assuming above target performance.

(2)
This amount corresponds to SOP granted to former directors upon our inception. All of these options are fully vested and represent options to acquire shares of our common stock by October 31, 2018 at the discretion of the holder.

(3)	The time-based or performance-based RSUs discussed in Note (1) above have no exercise price.
For a description of the material features of the 2013 Plan and the ESPP, refer to Note 6 to our audited financial statements for the fiscal year ended December 31, 2015, included in our annual report on Form 10-K filed with the SEC on March 11, 2016.
V.    SECURITY OWNERSHIP
The following table sets forth certain information regarding beneficial ownership of our common stock for (i) each person known to us to be the beneficial owners of more than 5% of our common stock, (ii) each Named Executive Officer, (iii) each of our executive officers, (iv) each of our directors, and (v) all of our executive officers and directors as a group.
Percentages are calculated based upon Platform's issued and outstanding common stock as of April 12, 2016, plus shares which the beneficial owner has the right to acquire within 60 days. As of April 12, 2016, we had 229,546,925 shares of common stock issued and outstanding. Under SEC rules, "beneficial ownership" for purposes of this table takes into account stock as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. Except as indicated in any footnotes to the table below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Platform's common stock that they beneficially own, subject to community property laws where applicable.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Platform Specialty Products Corporation, 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, United States.

	Shares Beneficially Owned
	Number of Shares		%
Beneficial Owner

5% Stockholders:
Blue Ridge Capital, L.L.C. (1)	12,785,000	(2)	5.6%
Cevian Capital II GP Limited(3)	18,245,396	(4)	7.9%
Mariposa Acquisition, LLC(5)	13,140,546	(6)	5.7%
Permira IV Managers L.P.(7)	22,107,590	(8)	8.8%
Pershing Square Funds(9)	42,737,394	(10)	18.6%
Wellington Management Company LLP(11)	25,001,965	(12)	10.9%

Executive Officers and Directors:
Martin E. Franklin	13,140,546	(6)	5.7%
Rakesh Sachdev	—	(13)	—
Sanjiv Khattri	5,000	(14)	*
Benjamin Gliklich	9,175	(15)	*
Scot R. Benson	78,376	(16)	*
John L. Cordani	69,246	(17)	*
Daniel H. Leever (former Chief Executive Officer)	6,733,769	(18)	2.9%
Frank J. Monteiro (former Chief Financial Officer)	296,446	(19)	*
Ian G.H. Ashken	171,555	(20)	*
Nicolas Berggruen	—	(21)	—
Michael F. Goss	198,918	(22)	*
Ryan Israel	—	(23)	—
E. Stanley O’Neal	276,519		*
All Executive Officers and Directors as a group (9 persons):	13,801,713	(24)	6.0%

 *    Represents beneficial ownership of less than 1% of our issued and outstanding shares of common stock.

(1)
The address of the business office of each of Blue Ridge Capital, L.L.C., a New York limited liability company ("BRC"), Blue Ridge Limited Partnership, a New York limited partnership ("BRLP"), and Mr. John A. Griffin is 660 Madison Avenue, 20th Floor, New York, NY 10065-8405. The address of the business office of Blue Ridge Offshore Master Limited Partnership, a Cayman Islands exempted limited partnership ("BROMLP"), is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(2)
BRLP has shared voting and dispositive power over 8,410,447 shares of common stock and BROMLP has shared voting and dispositive over 4,374,553 shares of common stock. BRC and Mr. Griffin each shares voting and dispositive power over the shares held by BRLP and BROMLP, or 12,785,000 shares of common stock.

(3)	The address of Cevian Capital II GP Limited is 4 Bond Street, St Helier, Jersey, JE4 5QR, Channel Islands.
(4)	Based on a Schedule 13G filed by Cevian Capital II GP Limited on January 28, 2016.
(5)	The address of Mariposa is 5200 Blue Lagoon Drive, Suite 855, Miami, Florida 33126.

(6)
This number includes (i) 1,387,449 shares of common stock held indirectly by Mr. Franklin through the Martin E. Franklin Revocable Trust, (ii) 243,110 shares of common stock held indirectly by Mr. Franklin through RSMA, LLC, (iii) 10,449,987 shares of common stock held directly by Mariposa, and (iii) 1,060,000 shares of our Series A Preferred Stock held directly by Mariposa which are convertible at any time at the option of the holder into the same number of shares of common stock. Mr. Franklin is the manager of Mariposa and the managing member of RSMA, LLC. Mr. Franklin indirectly beneficially owns 61.32% of Mariposa, representing 6,407,932 shares of common stock and 649,992 shares of our Series A Preferred Stock.

(7)
The address of Permira IV Managers L.P. and Permira IV Managers Limited is Trafalgar Court, Les Banques, Guernsey, Channel Islands GY1 3QL. The address of Nalozo Cayman GP Ltd. and Nalozo L.P. is c/o Permira Luxembourg S.A.R.L., 282 Route de Longwy, Luxembourg, N4 L-1940.

(8)
Based on a Schedule 13G filed by Permira IV Managers L.P. on April 7, 2015. Nalozo Cayman GP Ltd. is the general partner of Nalozo L.P., and Nalozo L.P. is the direct beneficial owner of 600,000 shares of our Series B Convertible Preferred Stock which are convertible at any time at the option of the holder into 22,107,590 shares of our common stock. Permira IV Managers L.P., Permira IV Managers Limited, Nalozo L.P. and Nalozo Cayman GP Ltd. have shared voting and dispositive power over such shares of Series B Convertible Preferred Stock.

(9)	The address of the Pershing Square Funds (as defined below) is 888 Seventh Avenue, 42nd Floor, New York, New York, 10019.
(10)
Based on a Schedule 13D/A filed by Pershing Square Capital Management, L.P. ("Pershing Square") on December 4, 2015. Pershing Square is the investment manager of Pershing Square, L.P., a Delaware limited partnership ("PS"), Pershing Square II, L.P., a Delaware limited partnership ("PS II"), Pershing Square International, Ltd., a Cayman Islands exempted company ("PS International"), and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey ("PSH" and together with PS, PS II and PS International, the "Pershing Square Funds"). Pershing Square, as the investment manager of the Pershing Square Funds, may be deemed to have the shared voting and dispositive power over 42,737,394 shares of common stock. As the general partner of Pershing Square, PS Management GP, LLC may be deemed to have shared voting and dispositive power over these shares of common stock. By virtue of Mr. William A. Ackman's positions as the chief executive officer of Pershing Square and managing member of PS Management GP, LLC, Mr. Ackman may be deemed to have the shared voting and dispositive power over these shares of common stock.

(11)
The business address of Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210. The business address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(12)
Based on a Schedule 13G/A filed by Wellington Management Group LLP on February 11, 2016. Wellington Management Company LLP is the investment adviser to Wellington Management Group LLP. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the above table, all of which are held of record by Wellington Management Group LLP or a nominee on its behalf.

(13)
Mr. Sachdev was appointed Chief Executive Officer, effective January 5, 2016. Does not include the following awards granted to Mr. Sachdev, subject to continuous employment: (i) 500,000 RSUs, which consist of 250,000 time-based RSUs vesting on December 31, 2018 and 250,000 performance-based RSUs vesting upon the satisfaction of certain performance criteria, as measured from January 5, 2016 to December 31, 2018; (ii) 188,679 performance-based RSUs, which will vest upon the achievements of certain performance levels based on the Company's (a) ROIC, as measured from January 1, 2016 to December 31, 2018, and (b) relative TSR, as measured from March 16, 2016 to March 15, 2019; (iii) 94,340 time-based RSUs, which will vest on March 15, 2019; and (iv) 183,824 SOPs, with 1/3 of the option shares vesting annually on March 16 over the next three (3) years.

(14)
Does not include the following awards granted to Mr. Khattri, subject to continuous employment: (i) 32,230 RSUs, based on the Company's TSR, as measured from September 15, 2015 through September 15, 2020, multiplied by the applicable TSR modifier; (ii) 47,170 performance-based RSUs, which will vest upon the achievements of certain performance levels based on the Company's (a) ROIC, as measured from January 1, 2016 to December 31, 2018, and (b) relative TSR, as measured from March 16, 2016 to March 15, 2019; (iii) 23,585 time-based RSUs, which will vest on March 15, 2019; and (iv) 45,956 SOPs, with 1/3 of the option shares vesting annually on March 16 over the next three (3) years.

(15)
This amount includes 415 shares of our common stock purchased by Mr. Gliklich through the ESPP. Does not include the following awards granted to Mr. Gliklich, subject to continuous employment: (i) 50,000 RSUs, which will vest on the date on which we file our annual report on Form 10-K for the year ended December 31, 2019, only if a certain adjusted EBITDA target is achieved for fiscal year 2019; (ii) 9,553 RSUs, which will vest on March 17, 2018, if and only if (a) as to 50% of the RSUs, Platform’s adjusted EPS for the year ended December 31, 2017 equals or exceeds a certain EPS target, and (b) as to 50% of the RSUs, our common stock meets a certain volume weighted average price per share for a certain measurement period ending prior to March 17, 2018; (iii) 31,447 performance-based RSUs, which will vest upon the achievements of certain performance levels based on the Company's (a) ROIC, as measured from January 1, 2016 to December 31, 2018, and (b) relative TSR, as measured from March 16, 2016 to March 15, 2019; (iv) 15,723 time-based RSUs, which will vest on March 15, 2019; and (iv) 30,637 SOPs, with 1/3 of the option shares vesting annually on March 16 over the next three (3) years.

(16)
This number includes (i) 68,533 shares of our common stock issuable to Mr. Benson in exchange for shares of PDH Common Stock, at any time at the option of the holder, on a one-for-one basis (subject to adjustment), and (ii) 9,843 shares of common stock directly held by Mr. Benson.

(17)
This amount includes 69,246 shares of our common stock issuable to Mr. Cordani in exchange for shares of PDH Common Stock, at any time at the option of the holder, on a one-for-one basis (subject to adjustment).

(18)
Based on a Form 4 filed by Mr. Leever on May 6, 2015. This number includes (i) 5,624,627 shares of our common stock issuable to Mr. Leever and related persons in exchange for shares of PDH Common Stock, at any time at the option of the holder, on a one-for-one basis (subject to adjustment), (ii) 878,762 shares of common stock held through the MacDermid, Incorporated Profit Sharing and Employee Savings Plan, and (iii) 30,380 shares of common stock directly held by Mr. Leever. Mr. Leever is the sole director and manager of Tartan. Tartan was formed in connection with the MacDermid Acquisition for the purpose of holding and managing the PDH Common Stock, which is convertible, at the option of the holder, into a like number of shares of our common stock on a one-for-one basis (subject to adjustment).

(19)
This number includes (i) 283,117 shares of our common stock issuable to Mr. Monteiro in exchange for shares of PDH Common Stock, at any time at the option of the holder, on a one-for-one basis (subject to adjustment), (ii) 11,329 shares of common stock held through the MacDermid, Incorporated Profit Sharing and Employee Savings Plan, and (iii) 2,000 shares of common stock directly held by Mr. Monteiro.

(20)	This amount represents shares of common stock held indirectly by Mr. Ashken through Tasburgh LLC. Does not include any indirect interest held through Mariposa.
(21)
Does not include an aggregate of 11,371,740 shares beneficially owned by Berggruen Holdings Ltd. ("BHL") consisting of (i) 10,478,740 shares of our common stock and (ii) 893,000 shares of our Series A Preferred Stock which are convertible at any time at the option of the holder into the same number of shares of our common stock. BHL and the Nicolas Berggruen Charitable Trust (the “NB Charitable Trust”) may be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, such shares. Mr. Berggruen, who is one of the three directors of BHL, does not have any pecuniary or beneficial ownership of shares held by BHL. All of the shares of BHL are owned by the NB Charitable Trust. The trustee of the NB Charitable Trust is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of Platform.

(22)
Includes 103,680 shares of common stock held directly by Mr. Goss and 95,238 shares of common stock held by The Michael F Goss 2012 GST Non-Exempt Irrevocable Family Trust, Michael F Goss & R Bradford Malt Trustees U/Inst Dtd 9/27/2012 (the “Trust”). Mr. Goss is a trustee of the Trust and disclaims beneficial ownership.

(23)	Does not include any beneficial ownership reported by Pershing Square, PS Management GP, LLP or Mr. Ackman. No securities are beneficially owned by Mr. Israel.
(24)	This amount includes an aggregate of 1,060,000 shares of common stock issuable upon conversion of our Series A Preferred Stock.

VI.	PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to the rules of the SEC, Platform is required to provide stockholders with a non-binding advisory "say-on-pay" vote to approve the compensation of our Named Executive Officers as disclosed in the "Compensation Discussion and Analysis," related compensation disclosure tables and narrative disclosures of this Proxy Statement. The Board of Directors recognizes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. Beginning this year, we are providing our stockholders with the opportunity to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program aligns with our short- and long-term business goals, with a significant portion of compensation “at risk” and directly linked to our overall performance. Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment. As such we believe our executive compensation properly aligns the interests of our executives with the interests of our stockholders.
The Board of Directors recommends that the stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders of Platform approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and narrative discussions in this Proxy Statement.
As an advisory vote, this proposal is not binding upon us, the Compensation Committee or the Board of Directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board of Directors, or to create or imply any additional fiduciary duties for the Company or the Board of Directors. However, the Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
Vote Required
Because Proposal 2 seeks the input of stockholders, there is no minimum vote requirement for Proposal 2. The Board will consider the compensation of our Named Executive Officers to have been approved if Proposal 2 receives more votes cast “For” than “Against." Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS
PLATFORM’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

VII.	PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY ADVISORY VOTES
As described in Proposal 2 above, stockholders are being provided an opportunity to cast an advisory vote on the Company’s executive compensation. This Proposal 3 provides stockholders with an opportunity to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two or three years, or may abstain from casting a vote.
The Board of Directors believes that an advisory vote on the compensation of our Named Executive Officers should be concluded every year so that stockholders may annually express their views on our executive compensation program. The Board of Directors also believes that an annual advisory vote on the compensation of our Named Executive Officers aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.
The Company asks that you support a frequency period of every year for future non-binding, advisory stockholder votes on the compensation of our Named Executive Officers. Stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Platform hereby advise Platform, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and narrative discussions in this Proxy Statement is:
Choice 1 – Every year;
Choice 2 – Every two years;
Choice 3 – Every three years; or
Choice 4 – Abstain from voting.
As with your vote on Proposal 2 above, your vote on this Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board of Directors, or to create or imply any additional fiduciary duties for the Company or the Board of Directors. However, the Board of Directors will take into account the results of the vote in making its determination as to the frequency of such vote in the future.
Vote Required
Because Proposal 3 seeks the input of stockholders and provides stockholders with multiple voting options, there is no minimum vote requirement for Proposal 3. The Board will consider stockholders to have selected the say-on-pay frequency that receives the greatest number of votes. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
PLATFORM’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
A FREQUENCY OF "EVERY YEAR" FOR FUTURE NON-BINDING, ADVISORY STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION.

VIII.    PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2016 FISCAL YEAR
The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm to conduct the annual audit of the Company's financial statement and internal controls over financial reporting for the fiscal year ending December 31, 2016. PwC has served as our independent registered public accounting firm since 2013.
In the event our stockholders do not ratify the appointment of PwC, such appointment may be reconsidered by the Audit Committee. Ratification of the appointment of PwC to serve as our independent registered public accounting firm for the 2016 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of PwC for the 2016 fiscal year.
We expect a representative of PwC to attend the 2016 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires, and will also be available to respond to appropriate questions.
Fees Paid to PwC
The following table sets forth the aggregate fees billed by PwC to the Company for the audit of its annual financial statements for the fiscal years ended December 31, 2015 and 2014, and fees billed for audit-related services, tax services and all other services rendered rendered by PwC for fiscal years 2015 and 2014, as well as out-of-pocket costs incurred in connection with these services.

Services Provided	2015	2014
Audit Fees..................................	$17,723,580	$6,828,075
Audit-Related Fees....................	904,385	2,215,327
Tax Fees.....................................	1,094,914	91,853
All Other Fees............................	8,070	538,338
Total...........................	$19,730,949	$9,673,593

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence, accounting consultations in connection with acquisitions and attest services that are not required by statute or regulation.
Tax Fees: Consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to international tax compliance, assistance with tax audits, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation.
All Other Fees: Consist of fees for all other services other than those reported above. The Audit Committee has concluded that the provision of non-audit services listed above by PwC is compatible with maintaining such auditors’ independence.
Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all auditing services and permitted non-audit services to be performed by the Company's independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. Either the Chairman of the Audit Committee acting alone or the other two members acting jointly may grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee or the Board of Directors at its next scheduled meeting.
All work performed by the Company’s independent registered public accounting firms as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.

Report of the Audit Committee
The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of directors who have been determined by the Board of Directors to be independent of the Company as prescribed by the NYSE and the SEC. The Company’s management has the primary responsibility for the financial statements and for the reporting process, including the establishment and maintenance of the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the Company’s internal control over financial reporting and expressing an opinion on management's assessment thereof. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s financial statements and the assessment of the Company’s internal control over financial reporting.
The Audit Committee has discussed with PricewaterhouseCoopers LLP, their independent registered accounting firm, the matters required to be discussed by PCAOB Auditing Standards No. 16 and has reviewed and discussed PricewaterhouseCoopers LLP’s independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.
The Audit Committee meets with the Chief Financial Officer and representatives of PricewaterhouseCoopers LLP, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
See “II. CORPORATE GOVERNANCE - Board Committees” for information on the Audit Committee’s meetings in 2015.

The Audit Committee
Michael F. Goss
Ian G.H. Ashken
Ryan Israel
April 15, 2016
Vote Required
Approval of this Proposal 4 requires the affirmative vote of a majority of the votes cast. If the selection of PwC is not ratified, the Audit Committee may reconsider the selection of independent auditors.
RECOMMENDATION OF THE BOARD OF DIRECTORS
PLATFORM’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

IX.    OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the 2016 Annual Meeting other than as set forth in the Notice of Annual Meeting of Stockholders, included in this Proxy Statement. If any other matters properly come before the 2016 Annual Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the best judgment of the persons named in the proxy.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons who own more than 10% of the Company’s capital stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely upon reports and representations submitted by our directors, executive officers and any holders of more than 10% of our capital stock, we believe that all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2015 fiscal year were timely filed with the SEC and the NYSE.
Proposals by Stockholders
Stockholder Proposals for Inclusion in the 2017 Proxy Statement
In order to submit stockholder proposals to be considered for inclusion in the Company’s proxy statement for our 2016 annual meeting of stockholders pursuant to SEC Rule 14a-8, the proposal must be received by Platform’s Secretary at 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401, United States, no later than December 16, 2016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2017 Annual Meeting of Stockholders

Our Amended and Restated By-laws also establish an advance notice procedure with regard to director nominations (each, a "Nomination") and other stockholder proposals (each, a "Stockholder Proposal") that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before our 2016 annual meeting of stockholders, a notice of Nomination or Stockholder Proposal must be delivered to Platform’s Secretary at the West Palm Beach address indicated above, not less than 90 or more than 120 days prior to the first anniversary of the date of the 2016 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to our Amended and Restated By-laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than February 2, 2017, and no later than March 4, 2017.
The notice must describe various matters regarding (i) the individual subject to the Nomination, including but not limited to, the name, address, occupation and the number of shares held by such nominee, (ii) the Stockholder Proposal, including, but not limited to, the reasons for such proposal, and (iii) information about the stockholder giving notice and the beneficial owner, if any, on whose behalf the Nomination or the Stockholder Proposal is made.
All Nominations and Stockholder Proposals must comply with the requirements as set forth in our Amended and Restated By-laws, a copy of which may be obtained at no cost from Platform’s Secretary. The chairman of any annual meeting may refuse to allow any Nomination or Stockholder Proposal not made in compliance with the procedures included in our Amended and Restated By-laws.
List of Stockholders Entitled to Vote at the 2016 Annual Meeting
The names of stockholders of record entitled to vote at the 2016 Annual Meeting will be available at the Company’s principal office in West Palm Beach, Florida, for a period of ten (10) days prior to the 2016 Annual Meeting and continuing through the 2016 Annual Meeting.
Expenses Relating to this Proxy Solicitation
This proxy solicitation is being made by Platform and Platform will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and employees may solicit proxies by telephone, personal call or electronic transmission without extra compensation for that activity. We also expect to reimburse our transfer agent, Broadridge, banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock and obtaining the proxies of those owners.
Communication with Platform’s Board of Directors
Any stockholder or other interested party who wishes to contact any member of the Board of Directors (or our Board of Directors as a group) may do so in writing to the following address:
Secretary
Platform Specialty Products Corporation
1450 Centrepark Boulevard, Suite 210
West Palm Beach, Florida 33401
United States
All communications received will be opened for the sole purpose of determining whether the contents are a message to the directors. Any communications not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party.
2015 Annual Report, Form 10-K and Available Information
We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of this Proxy Statement, our 2015 Annual Report and our annual report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, including the financial statements and the schedule thereto. Stockholders should direct their requests to our Investor Relations department at Platform Specialty Products Corporation, 1450 Centrepark Boulevard, Suite 210, West Palm Beach, Florida 33401.
Our annual report on Form 10-K for the fiscal year ended December 31, 2015 is also available, free of charge, through the Investor Relations – Financials & Filings section of our website at www.platformspecialtyproducts.com. A copy of any exhibit to our annual report on Form 10-K will be forwarded following receipt of a written request with respect thereto sent to our Investor Relations department at the West Palm Beach address indicated above.

In addition, copies of the charters of each of the Audit Committee, Compensation Committee and Nominating and Policies Committee, together with certain other corporate governance materials, including our Ethics Policy, Code of Ethics and Whistleblower Policy, can be found under the Investor Relations – Corporate Governance section of our website at www.platformspecialtyproducts.com. Such information is also available in print to any stockholder following receipt of a written request with respect thereto sent to our Investor Relations department at the West Palm Beach address indicated above.

ANNEX A
RECONCILATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
For a discussion of the Company’s use of non-GAAP financial measures, see page F-61 of our annual report on Form 10-K for the year ended December 31, 2015 under Note 23, Segment Information, to the Company's Consolidated Financial Statements.
The following table reconciles adjusted EBITDA to Net (loss) income attributable to stockholders:

(amounts in millions)	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014	Period from inception (April 23, 2013) through December 31, 2013	Period from January 1, 2013 to October 31, 2013
	(Successor)	(Successor)	(Successor)	(Predecessor)
Adjusted EBITDA	$567.6	$212.2	$27.4	$152.7
Adjustments to reconcile to net (loss) income attributable to stockholders:
Interest expense	(222.5)	(38.7)	(5.5)	(46.3)
Depreciation and amortization expense	(251.0)	(88.0)	(12.8)	(32.8)
Non-cash charges related to preferred dividend rights	—	—	(172.0)	—
Legal settlement	16.0	—	—	—
Acquisition put option settlement	3.0	—	—	—
Restructuring and related expenses	(54.8)	(3.0)	(3.5)	(4.5)
Manufacturer's profit in inventory adjustment	(76.5)	(35.5)	(23.9)	—
Non-cash fair value adjustment to contingent consideration	(6.8)	(29.1)	0.7	—
Acquisition transaction costs	(92.9)	(47.8)	(15.2)	(16.9)
Debt extinguishment	—	—	—	(18.8)
Foreign exchange loss on foreign denominated external and internal debt	(46.4)	(1.1)	—	—
Fair value loss on foreign exchange forward contract	(73.7)	0.3	—	—
Other income	8.7	(0.2)	3.4	(6.9)
(Loss) income before income taxes and non-controlling interest	(229.3)	(30.9)	(201.4)	26.5
Income tax (expense) benefit	(75.1)	6.7	5.8	(13.0)
Net income attributable to the non-controlling interests	(4.2)	(5.7)	1.4	(0.3)
Net (loss) income attributable to stockholders	$(308.6)	$(29.9)	$(194.2)	$13.2

Definitions of Non-GAAP Measures

Adjusted Earnings per share (EPS)

Adjusted EPS is defined as Pro Forma adjusted net income divided by the number of shares of outstanding common stock as of December 31, 2015 for basic and by the same number plus the number of shares that would be issued if convertible stock were converted to common stock, vested stock options were exercised, and all awarded equity granted were vested as of December 31, 2015 for diluted.

CALCULATION OF NON-GAAP ADJUSTED DILUTED SHARES AT DECEMBER 31, 2015 (Unaudited)

(amounts in thousands)
Outstanding shares at December 31, 2015 (thousands)	229,464
Number of shares issuable upon conversion of Series B Convertible Preferred Stock	22,108
Number of shares issuable upon conversion of PDH Common Stock	8,062
Number of shares issuable upon conversion of Series A Preferred Stock	2,000
Vested stock options	175
Equity awards granted	831
Adjusted diluted shares at December 31, 2015	262,640

Pro Forma

Pro Forma adjusted income data includes actual results adjusted to reflect acquisitions and related financings as though they occurred on January 1, 2014 adjusted for the effects of purchase accounting on actual results. Additionally, other adjustments for acquisition and restructuring related costs and non-core operating activities are reflected (e.g., losses on foreign exchange contracts that economically hedged the purchase of Alent plc, foreign exchange gains and losses on intercompany and third party long-term debt, and legal and other settlements) that are not considered indicative of on-going operations. Further, tax provisions are adjusted to normalized rates.

PLATFORM SPECIALTY
PRODUCTS CORPORATION

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the nominees listed below:

1. Election of Directors

Nominees	For	Against	Abstain
01 Martin E. Franklin	☐	☐	☐
02 Rakesh Sachdev	☐	☐	☐
03 Ian G.H Ashken	☐	☐	☐
04 Nicolas Berggruen	☐	☐	☐
05 Michael F. Goss	☐	☐	☐
06 Ryan Israel	☐	☐	☐
07 E. Stanley O'Neal	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. Advisory vote on frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting: The Notice & Proxy Statement, 2015 Annual Report is/are available at www.proxyvote.com .

PLATFORM SPECIALTY PRODUCTS CORPORATION
Annual Meeting of Stockholders
June 2, 2016 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rakesh Sachdev and Sanjiv Khattri, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Platform Specialty Products Corporation that the stockholder(s) is/are entitled to vote at the 2016 Annual Meeting to be held at 11:00 AM (EST) on June 2, 2016, at the Hotel Pullman Miami Airport located at 5800 Blue Lagoon Drive, Miami, Florida 33126, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the 2016 Annual Meeting, or any adjournment or postponement thereof.

Continued and to be signed on reverse side

0000277100_2 R1.0.1.25